Exhibit 10.1

Execution Version

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 6, 2025 (the “Amendment Date”), among AP LEAF, LLC (the “Borrower”), MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING (the “Collateral Manager” and the “Equityholder”), WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), and each of the lenders from time to time party hereto (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent, the Lenders, Computershare Trust Company, N.A. as trustee and as collateral agent, are party to the Loan and Security Agreement, dated as of December 20, 2023 (the “Loan and Security Agreement”);

WHEREAS, the Borrower, the Collateral Manager, the Administrative Agent, the Equityholder and the Lenders desire to amend the Loan and Security Agreement, in accordance with Section 12.1 of the Loan and Security Agreement and subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Security Agreement.

ARTICLE II

Amendments to the Transaction Documents

SECTION 2.1. As of the date of this Amendment, the Loan and Security Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Security Agreement attached as Appendix A hereto. As of the date of this Amendment (and in addition to the amendments as set forth below), all Transaction Documents are hereby amended to make conforming changes similar to those as set forth as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan and Security Agreement are true and correct in all material respects on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the date hereof so long as the following conditions are satisfied:

(a) the execution and delivery of this Amendment by each party hereto;

(b) the Administrative Agent’s receipt of a legal opinion of Dechert LLP, U.S. counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(c) payment of all fees due and owing to the Administrative Agent on or prior to the date hereof;

(d) the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable official body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(e) the UCC-1 financing statement naming the Equityholder as debtor and the Trustee as secured party is in proper form for filing in the filing office of the appropriate jurisdiction and, when filed, together with the Reinvestment Period DDTL Participation Agreement, is effective to perfect the Trustee’s security interest in the Collateral such that the Trustee’s security interest in the Collateral ranks senior to that of any other creditors of the Equityholder (whether now existing or hereafter acquired); and

(f) the execution and delivery of the Reinvestment Period DDTL Participation Agreement and an Opinion of Dechert LLP relating thereto in form and substance acceptable to the Administrative Agent.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

2

SECTION 5.2. Severability Clause. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Loan and Security Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Security Agreement for all purposes.

SECTION 5.4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Electronic Signatures. The words “execution,” “signed,” “signature” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act (which includes any electronic signature provided using Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Agent), or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

AP LEAF, LLC

By:	Middle Market Apollo Institutional Private Lending, its sole member

By:	s/ Kristin Hester
Name:Kristin Hester
Title:Chief Legal Officer, Secretary and Vice President

[Signature Page to Third Amendment to Loan and Security Agreement]

COLLATERAL MANAGER:

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer, Secretary and Vice President

[Signature Page to Third Amendment to Loan and Security Agreement]

EQUITYHOLDER:

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer, Secretary and Vice President

[Signature Page to Third Amendment to Loan and Security Agreement]

THE ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent

By:	/s/ Mike Romanzo
Name: Mike Romanzo
Title: Managing Director

[Signature Page to Third Amendment to Loan and Security Agreement]

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Mike Romanzo
Name: Mike Romanzo
Title: Managing Director

[Signature Page to Third Amendment to Loan and Security Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Joseph Thomas
Name: Joseph Thomas
Title: Director

[Signature Page to Third Amendment to Loan and Security Agreement]

Appendix A

EXECUTION VERSION

Conformed through Amendment No. ~~2~~3, dated as of ~~June 28~~March 6, ~~2024~~2025

Up to $~~650,000,000~~750,000,000

LOAN AND SECURITY AGREEMENT

by and among

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING,

(Collateral Manager)

AP LEAF, LLC

(Borrower)

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING,

(Equityholder)

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

(Lenders)

WELLS FARGO BANK, NATIONAL ASSOCIATION

(Administrative Agent)

COMPUTERSHARE TRUST COMPANY, N.A.

(Trustee)

and

COMPUTERSHARE TRUST COMPANY, N.A.

(Collateral Agent)

Dated as of December 20, 2023

-i-

“Administrative Expenses”: All fees, costs, expenses and indemnification payments (other than such amounts specified in Section 2.7(a)(1), (a)(2), (a)(3), (a)(7) and (a)(9), Section 2.7(b)(1), (b)(2), (b)(3), (b)(8) and (b)(10) and Section 2.8(1), (2), (3), (8) and (10)) due or accrued and payable by the Borrower to any Person pursuant to any provision of any Transaction Document.

“Advance”: The meaning specified in Section 2.1(a).

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advance Rate”: With respect to (a)  ~~Loans~~Recurring Revenue Loans, 55%, (b) Loans that are not Recurring Revenue Loans (i) denominated in Dollars, 70.0% or (~~b~~ii ) ~~Loans~~ denominated in an ~~Eligible~~Alternative Currency ~~other than Dollars~~, 67.5%.

“Advances Outstanding”: On any date of determination, the aggregate principal amount ~~in Dollars, as determined by the Administrative Agent using the Applicable Conversion Rate,~~ of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day; provided~~,~~ that ~~for purposes of the determination of Interest and in connection with any reduction pursuant to Section 2.3(b) or any payments made in accordance with Section 2.7 or Section 2.8, “~~, in each case, other than as explicitly set forth herein, if such Advances and repayments are denominated in an Alternative Currency, Advances Outstanding~~” shall refer only to Advances outstanding in the applicable Eligible Currency~~ shall be measured in respect of the equivalent in Dollars of such amounts, determined by the Administrative Agent using the Spot Rate.

“Advisers Act”: The Investment Advisers Act of 1940, as amended.

“Affected Party”: The Administrative Agent, the Lenders and each of their respective assigns.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, for the avoidance of doubt, does not include ownership of non-voting preferred equity interest in any such Person. Furthermore, the term Affiliate shall exclude any Person that would be deemed an Affiliate of Apollo Capital Management, L.P. (“Apollo”) owing solely to (1) Apollo’s or its affiliates’ ownership of non-voting preferred equity interests in such Person, (2) Apollo’s or its affiliates’ management of clients (including investment funds or accounts managed by Apollo or its affiliates) or (3) investments and portfolio companies owned by Apollo or its affiliates (including investment funds or accounts managed by Apollo or its affiliates). Notwithstanding anything in this definition to the contrary, solely for purposes of Sections 4.1(z), 4.1(cc), 4.1(dd), 4.3(k), 4.3(l), 4.3(m), 4.7(b), 5.1(aa), 5.2(p), 5.3(o), 5.4(d), 5.10(c) and 5.10(d) with respect to any Borrower Group Entity (in its relevant capacities under the Transaction Documents), references to Affiliates shall not include any other Person other than (i) prior to the BDC Election Date, any Borrower Group Entity and the MDC Entities or (ii) after the BDC Election Date, Apollo Credit Management, LLC.

“Agented Loan”: Any Loan originated as part of a syndicated loan transaction that has one (1) or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Agreement”: The meaning specified in the Preamble.

“Alternative Currency”: Each Available Currency other than Dollars.

“Alternative Currency Equivalent”: Subject to Section 2.5, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws”: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Collateral Manager, the Seller, the Equityholder or any of their respective Subsidiaries or Related Parties is located or doing business.

“Anti-Money Laundering Laws”: Applicable Laws in any jurisdiction in which the Borrower, the Collateral Manager, the Seller, the Equityholder or any of their respective Subsidiaries or Related Parties are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Accounting Standard”: (a) With respect to any Person organized in the United States (or any State thereof), GAAP and (b) with respect to any Person not organized in the United States (or any State thereof), generally accepted accounting principles as in effect from time to time in the applicable jurisdiction, including IFRS.

“Applicable Conversion Rate”: With respect to ~~Euros, GBPs and CADs~~any Alternative Currency on any date of determination (x) for an actual currency exchange, the applicable ~~currency-Dollar~~currency-Dollar spot rate obtained by the Collateral Agent through its FX desk at the time of such exchange, obtained upon the written direction of the Collateral Manager or (y) for all other purposes, the applicable currency-Dollar spot rate obtained by the Collateral Manager through customary banking channels ~~or (y) if the Collateral Manager fails to obtain a spot rate pursuant to clause (a), the applicable currency-Dollar spot rate provided (either by publication or otherwise provided or made available to the Administrative Agent) on the Thomson Reuters screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.~~on such date.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Reference Rate”: (a) With respect to any Advances denominated in Dollars, Daily Simple SOFR, (b) with respect to any Advances denominated in CAD, Term CORRA for the applicable Interest Period, (c) with respect to any Advances denominated in GBP, Daily Simple SONIA or (d) with respect to any Advances denominated in Euros, the Eurocurrency Rate for the applicable Interest Period.

“Applicable Spread”: The rate per annum set forth in the applicable Fee Letter.

“Approval Notice”: An approval notice delivered by the Administrative Agent to the Collateral Agent substantially in the form of Exhibit A-5 hereto.

“Approved Country”: Each of Austria, Belgium, Canada, Denmark, Finland, France, Germany, Norway, the Republic of Ireland, Luxembourg, the Netherlands, Sweden, Switzerland and the United Kingdom and any other country subject to the prior written approval of the Administrative Agent in its sole discretion.

“Approved Lender”: A Person that owns and invests on a discretionary basis $25,000,000 or more in securities other than securities of an issuer that controls, is controlled by, or is under common control with, such Person; provided that, in determining whether a Person is an Approved Lender, there shall be deducted from the amount of such Person’s securities the amount of any outstanding indebtedness incurred to acquire the securities owned by such Person.

“Asset Coverage Ratio”: The asset coverage ratio of the Equityholder as a “business development company” under the 1940 Act calculated in accordance with the 1940 Act.

“Assigned Value”: With respect to each Loan:

(a) on the date upon which such Loan is acquired by the Borrower, the lower of (i) the Purchase Price of such Loan and (ii) the value of such Loan (expressed as a percentage of par) as determined by the Controlling Lender in its sole discretion;

(b) on any date following the occurrence of an Assigned Value Adjustment Event (other than as described in clause (d) or (e) below) with respect to such Loan, the value of such Loan (expressed as a percentage of par) as determined by the Controlling Lender in its sole discretion; provided that solely with respect to the occurrence of an Assigned Value Adjustment Event of the type described in clause (a) of the definition thereof, immediately after giving effect to any such re-valuation, the Assigned Value shall, to the extent applicable, not be lower than the lower of (1) the original Assigned Value and (2) such value that would result in the greater of (A) zero and (B) the Facility Attachment Ratio for such Loan being lower than the “Minimum Facility Attachment Ratio” specified therefore in accordance with the grid below (for the avoidance of doubt, the below grids shall not be applicable to Recurring Revenue Loans):

Middle Market Loans
Net Senior Leverage Ratio	Minimum Facility Attachment Ratio
Less than 4.25x	2.90x
Greater than or equal to 4.25 and less than 5.00x	2.80x
Greater than or equal to 5.00 and less than 6.00x	2.70x
Greater than or equal to 6.00 and less than 7.00x	2.60x
Greater than or equal to 7.00 and less than 8.00x	2.40x
Greater than or equal to 8.00x	0.00x

Designated Loans
Total Net Leverage Ratio	Minimum Facility Attachment Ratio
Less than 6.00x	Lesser of (x) the Facility Attachment Ratio as of the date of acquisition of such Loan and (y) 2.00x
Greater than or equal to 6.00x	0.00x

(c) on any date on which the Controlling Lender assigns a new value to such Loan in its sole discretion in accordance with its receipt of a written request from the Borrower as provided below, such higher Assigned Value as determined by the Controlling Lender in its sole discretion; provided that in connection with any such adjustment (with notice to the Borrower), the Controlling Lender may, in its sole discretion, reset the Original Cash Interest Coverage Ratio, Original Total Net Leverage Ratio and the Original Net Senior Leverage Ratio for such Loan;

(d) the Assigned Value shall automatically be deemed to be zero, unless otherwise determined by the Administrative Agent in its sole discretion, following the occurrence of an Assigned Value Adjustment Event described in clauses (c), (e) (solely with respect to a Material Modification described in clause (f) of “Material Modification”), (f) or (g) of the definition thereof;

(e) the Assigned Value shall be zero for any Principal Reduced Loan unless and until such Principal Reduced Loan is given a new Assigned Value by the Controlling Lender in its sole discretion; ~~and~~

(f) the Assigned Value shall be zero for any Loan that is not an Eligible Loan~~.~~; and

(g) After the occurrence or during an ongoing Assigned Value Adjustment Event, the Borrower may request, or the Administrative Agent may apply absent a Borrower request, an increase to the Assigned Value up to the initial Assigned Value. At any time, the Borrower may request a revaluation of any Eligible Loan with an Assigned Value less than 100% (whether or not an Assigned Value Adjustment Event has occurred and is continuing with respect to such Eligible Loan) and the Administrative Agent may adjust the applicable Assigned Value to the least of (i) its discretionary Assigned Value (not to be less than the existing Assigned Value) and (ii) 100%; provided that, any such increase in the applicable Assigned Value may be conditioned on a reset of the Cash Interest Coverage Ratio and/or the Net Senior Leverage Ratio or Net Total Leverage Ratio, as applicable, as of such date for the related Eligible Loan.

If the Net Senior Leverage Ratio, Total Net Leverage Ratio or Cash Interest Coverage Ratio that gave rise to an Assigned Value Adjustment Event described in clauses (a) or (b) of the definition thereof has been remedied or is no longer in existence, the Borrower may request in writing an increase to or, absent a Borrower request, the Controlling Lender may, increase the Assigned Value of the related Loan in accordance with clause (c) above; provided that, the Assigned Value of the related Loan may not increase above the Assigned Value given to such Loan on the date of its acquisition by the Borrower.

Any Assigned Value determined hereunder with respect to any Loan on any date after the date such Loan is transferred to the Borrower shall be communicated by the Controlling Lender to the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent and all other Lenders pursuant to an Assigned Value Notice.

“Assigned Value Adjustment Event”: With respect to any Eligible Loan, the occurrence of any one or more of the following events after the related Funding Date:

(a) other than with respect to Recurring Revenue Loans, (x) if such Eligible Loan is a Designated Loan, the Total Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is both (i) greater than 3.50 and (ii) greater than 0.75 higher than the Original Total Net Leverage Ratio or (y) otherwise, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is both (i) greater than 3.50 and (ii) greater than 0.75 higher than the Original Net Senior Leverage Ratio; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Controlling Lender (with the consent of the Collateral Manager (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the ~~total~~Total Net Leverage Ratio or the Net Senior Leverage Ratio for any Eligible Loan as determined on the applicable Funding Date;

(b) other than with respect to Recurring Revenue Loans, the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (i) less than 1.50 and (ii) 85% or less of the Original Cash Interest Coverage Ratio; provided that in connection any Revenue Recognition Implementation or any Operating Lease Implementation, the Controlling Lender (with the consent of the Collateral Manager (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Cash Interest Coverage Ratio for any Eligible Loan as determined on the applicable Funding Date;

(c) an Obligor payment default in the payment of principal or interest under such Loan (without giving effect to any applicable grace period);

(d) an Obligor default under such Loan, together with the election by any agent or lender (including, without limitation, the Borrower) to accelerate such Loan or to enforce any of their respective rights or remedies under the applicable UCC or by other institution of legal or equitable proceedings, in each case pursuant to the applicable Underlying Instruments;

(e) the occurrence of a Material Modification with respect to such Loan;

(f) the occurrence of an Insolvency Event with respect to the related Obligor;

(g) unless otherwise agreed to by the Controlling Lender in its sole discretion, the failure to deliver (i) to the extent provided by the related Obligor, monthly reports by the date that is no later than forty-five (45) days after the end of any calendar month, (ii) with respect to quarterly reports, any financial statements (including unaudited financial statements) to the Administrative Agent sufficient to calculate the Net Senior Leverage Ratio, Total Net Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than sixty (60) days after the end of the first, second or third quarter of any fiscal year and (iii) with respect to annual reports, any audited financial statements to the Administrative Agent sufficient to calculate either the Net Senior Leverage Ratio, Total Net Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than one hundred fifty (150) days after the end of any fiscal year;

(h) the enactment of any regulation or any change in law which results in the redenomination or revaluation of the ~~Eligible~~Available Currency in which such Loan is denominated; ~~or~~

(i) the Borrower delivers a written notice to the Controlling Lender requesting that the Assigned Value with respect to such Loan be re-determined~~.~~;

(j) solely with respect to Recurring Revenue Loans, the Recurring Revenue Loan Gross Leverage Ratio with respect to such Eligible Loan increases by greater than 10% from such ratio on the related Cut-Off Date;

(k) solely with respect to Recurring Revenue Loans for which the Underlying Instruments include a Recurring Revenue Loan Covenant Flip Scheduled Date, either (i) the recurring revenue covenants for such Eligible Loan fail to be replaced with traditional cash flow leverage lending covenants by the Recurring Revenue Loan Covenant Flip Scheduled Date or (ii) the Recurring Revenue Loan Covenant Flip Scheduled Date is extended; or

(l) solely with respect to Recurring Revenue Loans, such Eligible Loan fails to maintain a Recurring Revenue Loan Cash Liquidity Amount of at least 1.2x greater than (x) the applicable “liquidity covenant” (or such comparable definition) in the applicable Underlying Instruments or (y) if such “liquidity covenant” (or such comparable definition) is not available in the applicable Underlying Instruments, determined by the Administrative Agent on the applicable Approval Notice for such Eligible Loan.

For the avoidance of doubt, an Eligible Loan shall not cease to be an Eligible Loan solely as a result of a change in Assigned Value pursuant to an Assigned Value Adjustment Event, but will remain an Eligible Loan at the new Assigned Value.

“Assigned Value Notice”: A notice (which may be sent by e-mail) which shall be delivered by the Administrative Agent to the Borrower, the Lenders, the Collateral Manager and the Collateral Agent following any re-determination of an Assigned Value under this Agreement, specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1.

“Available Currency”: Dollars, CAD, Euros and GBP.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections) as of the last day of the related Collection Period.

“Available Tenor”: As of any date of determination and with respect to any then-current Benchmark for any ~~currency~~Available Currency, as applicable, ~~(x)~~ if such ~~then-current~~ Benchmark is a term rate, any tenor for such Benchmark (or ~~(y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable,~~component thereof) that is or may be used for determining the length of an ~~Accrual~~Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “~~Accrual~~Interest Period” pursuant to Section 2.20(d).

“Bank of America”: Bank of America, N.A., a national banking association

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/~~16~~100 of 1%) equal to the ~~greater~~greatest of (a) zero, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% and (~~b~~c) the Prime Rate in effect on such day.

“BDC Election Date”: The date on which the Equityholder elects to be treated as a “business development company” under the 1940 Act.

“Benchmark”: Initially, ~~the Screen~~with respect to an Available Currency, the Applicable Reference Rate; provided that if a Benchmark Transition Event ~~and its related Benchmark Replacement Date have occurred~~ with respect to ~~a Screen Rate or the applicable then-current Benchmark~~such Applicable Reference Rate has occurred, then “Benchmark” means, with respect to the Obligations, interest, fees, commissions or other amounts denominated in ~~such currency means the~~, or calculated with respect to, such Available Currency, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20.

“Benchmark Replacement”: With respect to any Benchmark Transition Event ~~with respect to a~~for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for ~~the then-current~~such Benchmark ~~for the applicable Corresponding Tenor~~, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the ~~currency~~ applicable ~~to such Benchmark~~Available Currency at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if ~~the~~such Benchmark Replacement as so determined would be less than ~~zero,~~ the Floor, such Benchmark Replacement will be deemed to be ~~zero for~~ the Floor for purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of any then-current Benchmark with an ~~Unadjusted Benchmark Replacement for each applicable Accrual Period and Available Tenor for any setting of such~~ Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor or such~~ Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor of such~~ Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the ~~currency~~ applicable ~~to such Benchmark~~Available Currency at such time.

“Benchmark Replacement Date”: The ~~earliest~~earlier to occur of the following events with respect to ~~any~~the then-current Benchmark for any Available Currency:

(~~i~~a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (~~x~~i) the date of the public statement or publication of information referenced therein and (~~y~~ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(~~ii~~b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been ~~determined and announced by or on behalf of the administrator~~or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) ~~or~~have been determined and announced by the regulatory supervisor for the administrator of such

Benchmark (or such component thereof) to be non-representative; provided~~,~~ that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: ~~The~~With respect to the then-current Benchmark for any Available Currency, the occurrence of one or more of the following events with respect to ~~any then-current~~such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the ~~Eligible~~Available Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by ~~or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the~~the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: ~~In~~Following the ~~case~~occurrence of a Benchmark Transition Event with respect to any then-current Benchmark for any Available Currency, the earlier of (~~i~~a) the applicable Benchmark Replacement Date and (~~ii~~b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: ~~The~~With respect to any then-current Benchmark for any Available Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (a) or (b) of that definition~~with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced ~~the then-current~~such Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced ~~the then-current~~such Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.20.

“Beneficial Ownership Certification”: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“BHC Act Affiliate”: The meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrower”: The meaning specified in the Preamble.

“Borrower Group Entity”: Middle Market Apollo Institutional Private Lending, a Delaware statutory trust and AP Leaf, LLC, a Delaware limited liability company.

“Borrower’s Notice”: Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base (Aggregate)”: As of any Measurement Date, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate) equal to the least of:

(a) the aggregate sum of (i) the sum of the products, for each Eligible Loan as of such date, of (A) the Advance Rate for each such Eligible Loan as of such date and (B) (x) the Adjusted Borrowing Value of each such Eligible Loan as of such date minus (y) the Excess Concentration Amount, plus (ii) the amount on deposit in the Principal Collection Account as of such date, minus (iii) the Unfunded Exposure Equity Amount, plus (iv) the amount on deposit in the Unfunded Exposure Account as of such date;

“Borrowing Base Certificate”: A certificate setting forth the calculation of each Borrowing Base as of each Measurement Date, in the form of Exhibit A-4, prepared by the Collateral Manager.

“Borrowing Base Deficiency”: A condition occurring on any date on which:

(a) if such date is a Payment Date (v) the Advances Outstanding exceed the Borrowing Base (Aggregate), (w) the aggregate principal amount of all CAD Advances outstanding hereunder exceeds the Borrowing Base (CADs), (x) the aggregate principal amount of all Dollar Advances outstanding hereunder exceeds the Borrowing Base (Dollars), (y) the aggregate principal amount of all Euro Advances outstanding hereunder exceeds the Borrowing Base (Euros) or (z) the aggregate principal amount of all GBP Advances outstanding hereunder exceeds the Borrowing Base (GBPs), in each case measured after giving effect to the provisions of Section 2.7 and Section 2.8, as applicable; or

(b) if such date is not a Payment Date (v) the Advances Outstanding exceed the Borrowing Base (Aggregate), (w) the aggregate principal amount of all CAD Advances outstanding hereunder exceeds the Borrowing Base (CADs) by 2.0% or more of the Borrowing Base (CADs) on such date, (x) the aggregate principal amount of all Dollar Advances outstanding hereunder exceeds the Borrowing Base (Dollars), (y) the aggregate principal amount of all Euro Advances outstanding hereunder exceeds the Borrowing Base (Euros) by 2.0% or more of the Borrowing Base (Euros) on such date or (z) the aggregate principal amount of all GBP Advances outstanding hereunder exceeds the Borrowing Base (GBPs) by 2.0% or more of the Borrowing Base (GBPs) on such date.

“Borrowing Bases”: Collectively, the Borrowing Base (Aggregate), the Borrowing Base (CADs), the Borrowing Base (Dollars), the Borrowing Base (Euros) and the Borrowing Base (GBPs).

“Breakage Costs”: With respect to any Lender ~~and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts),~~, any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), out-of-pocket cost or out-of-pocket expense actually incurred by such Lender as a result of ~~the liquidation or re-employment of deposits or other funds required by the Lender if any payment~~a prepayment by the Borrower of Advances Outstanding or Interest ~~occurs~~ on ~~a~~any date other than a Payment Date (for the avoidance of doubt, the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero). All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with ~~Section 2.7 and Section  2.8~~Section 2.7 and Section 2.8. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be delivered by the Administrative Agent to the Borrower pursuant to a written notice setting forth in reasonable detail the basis for and the computations of such loss, cost or expense, shall be in form satisfactory to the Administrative Agent and shall be conclusive absent manifest error. For the avoidance of doubt, no Breakage Costs shall be due in connection with a prepayment by the Borrower of any Daily Simple RFR Advance.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York; Charlotte, North Carolina; or the United States location of the Collateral Agent or the Trustee’s Corporate Trust Office; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at ~~a Benchmark~~(w), Daily Simple SOFR, the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in the principal financial center of the country of such Eligible Currency~~that is not a U.S. Government Securities Business Day, (x) Term CORRA, the term “Business Day” shall also exclude any day that is not a CORRA Business Day, (y) Daily Simple SONIA, the term “Business Day” shall also exclude any day that is not a SONIA Business Day and (z) the Eurocurrency Rate, the term “Business Day” shall also exclude any day that is not a Eurocurrency Business Day. For avoidance of doubt, if the offices of the Collateral Agent or the Trustee are authorized by applicable law, regulation or executive order to close on any day but such offices remain open on such day, such day shall not be a “Business Day.”

“CAD”: Means the lawful currency of Canada.

“Capital Call Notice”: A notice from the Borrower to the Administrative Agent which (a) is delivered to the Administrative Agent not later than three (3) Business Days after the occurrence of a Borrowing Base Deficiency and (b) sets forth evidence satisfactory to the Administrative Agent in its sole discretion that a formal capital call has been made on investors in the Equityholder.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any partnership interests in a partnership, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency denominated in any ~~Eligible~~Available Currency as at the time shall be legal tender for payment of all public and private debts in the applicable jurisdiction.

“Cash Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Collateral Manager (on behalf of the Borrower) in good faith.

“Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with the Applicable Accounting Standard, would be set forth opposite the caption “interest expense” (exclusive of any Accreted Interest that, according to the term of the Underlying Instruments, can never be converted to cash interest that is due and payable prior to maturity) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: That (a) Apollo Capital Management L.P., Apollo Capital Management, LLC or any affiliate thereof ceases to be the investment adviser to, and otherwise control the investment management and investment policies of, the Equityholder (b) the Equityholder shall cease to own and control, beneficially and directly, 100% of the Capital Stock of the Borrower. For purposes of this definition, “control,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, actions or policies of a Person, whether through voting rights, ownership rights, by contract or otherwise.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: December 20, 2023.

“Closing Date Loans”: Each Loan listed on Schedule II.

~~“Closing Date Participation Agreement”: The master participation and assignment agreement, dated as of December 27, 2023 by and between MMJV SPV LP, as seller, and the Borrower, as purchaser.~~

~~“Closing Date Participation Interest”: A Participation Interest sold to the Borrower pursuant to the Closing Date Participation Agreement.~~

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:

(a) All of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all “Accounts” (as defined in the UCC), General Intangibles, Instruments and Investment Property and any and all other property of any type or nature owned by it, including but not limited to:

(i) all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(ii) the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(iii) all Transaction Documents;

(iv) all funds delivered to the Collateral Agent (directly or through an Intermediary or bailee) (other than funds determined by the Controlling Lender in its sole discretion to be Excluded Amounts); and

(v) all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses; and

(b) All of the Equityholder’s ownership interest in the Borrower, pledged pursuant to the Pledge Agreement;

provided, that the “Collateral” shall not include amounts paid to the Borrower pursuant to Section 2.7(a)(10), Section 2.7(b)(11) or Section 2.8(11).

“Collateral Account”: Collectively, each Securities Account and any sub-accounts created and maintained on the books and records of the Securities Intermediary entitled “Collateral Account” in the name of the Borrower and subject to the Lien of the Trustee for the benefit of the Secured Parties.

“Collateral Agent”: Computershare Trust Company, N.A., not in its individual capacity, but solely as Collateral Agent, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed Collateral Agent pursuant to Section 7.5.

“Collateral Agent and Trustee Fee Letter”: The fee schedule as acknowledged by the Borrower as of the Closing Date relating to the fees and expenses of the Collateral Agent and the Trustee.

“Collateral Agent Fee”: The fees, expenses and indemnities set forth as such in the Collateral Agent and Trustee Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Collateral Agent Termination Notice”: The meaning specified in Section 7.5.

“Collateral Database”: The meaning set forth in Section 7.2(b).

“Collateral Management Fee”: The fee payable to the Collateral Manager or its designee on each Payment Date in arrears in respect of each Accrual Period pursuant to Sections 2.7(a)(2) and (b)(2) or Section 2.8(2), as applicable, which fee shall be equal to the aggregate Adjusted Borrowing Value as of the Measurement Date immediately preceding such Payment Date multiplied by a rate equal to 0.50% per annum.

~~“Collateral Management Services Agreement”: The collateral management services agreement among the Collateral Management Service Provider, the Collateral Manager, the Administrative Agent and the Borrower.~~

“Collateral Management Service Provider”: Apollo Capital Management, L.P., a Delaware limited partnership, or any other Affiliate of Apollo Global Management, LLC that shall be appointed as collateral management service provider of the Equityholder and the Borrower.

“Collateral Management Service Provider Event”: That the Collateral Management Service Provider shall cease to act as the collateral management service provider under the Collateral Management Services Agreement.

“Collateral Management Services Agreement”: The collateral management services agreement among the Collateral Management Service Provider, the Collateral Manager, the Administrative Agent and the Borrower.

“Collateral Manager”: The meaning specified in the Preamble.

“Collateral Manager Indemnified Party”: The meaning specified in the Section 10.2.

“Collateral Manager Reimbursable Expenses”: The meaning specified in Section 6.7.

“Collateral Manager Standard”: The meaning specified in Section 6.2(e).

“Collateral Manager Termination Event”: The occurrence of any one of the following:

(a) any failure by the Collateral Manager or the Seller to deposit (or caused to be deposited) into the Collection Account any Collections received by it, which failure continues unremedied for a period of five (5) Business Days;

(b) any failure on the part of the Collateral Manager to duly observe or perform in any material respect the covenants or agreements of the Collateral Manager set forth in any Transaction Document to which the Collateral Manager is a party, which failure has a material adverse effect on the Collateral or the Lenders, and the same continues unremedied for a period of forty-five (45) days after the earlier to occur of (i) the date on which written notice of such failure shall have been delivered to the Collateral Manager by the Administrative Agent or the Borrower, and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(c) an Insolvency Event shall occur with respect to the Collateral Manager;

(d) the occurrence of an Event of Default (other than those specified in Section 9.1(e), (k), (l), (m) or (o)); provided that such Event of Default pursuant to Section 9.1(k) or (l) is not due to the affirmative action of the Collateral Manager;

(e) [reserved];

(f) any failure by the Collateral Manager to deliver any Required Reports (other than any Required Reports not yet received by the Collateral Manager) required to be delivered by the Collateral Manager hereunder or any other information reasonably requested by the Controlling Lender on or before the date occurring five (5) Business Days after notice of such failure or such request is delivered to the Collateral Manager by the Controlling Lender;

“Collection Period”: With respect to (a) the first Payment Date, the period from and including the Closing Date to and including the sixth Business Day prior to such Payment Date, and (b) any subsequent Payment Date, the period from but excluding the last day of the immediately preceding Collection Period to and including the sixth Business Day prior to such Payment Date; provided that, the final Collection Period shall end on the earlier to occur of the Collection Date and the Termination Date.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) earnings on Permitted Investments or otherwise in any Account. For the avoidance of doubt, Advances shall not constitute Collections.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Facility Amount and, for each Lender, the amount opposite such Lender’s name set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Lender.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount pursuant to Section 2.3(a), an amount equal to the product of (a) the amount of such reduction multiplied by (b) the applicable Commitment Reduction Percentage.

“Commitment Reduction Percentage”: (a) On or prior to the thirtieth (30th) Business Day prior to the second anniversary of the Third Amendment Closing Date, 1.00%, and (b) thereafter, zero percent.

“Conforming Changes”: With respect to ~~either~~ the use or administration of any ~~Screen Rate~~Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “CORRA Business Day,” the definition of “SONIA Business Day,” the definition of “Eurocurrency Business Day,” the definition of “Accrual Period” ~~or any similar or analogous~~, the definition ~~(or the addition of a concept of “interest period~~of “Interest Period”~~)~~, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of ~~Section 2.20~~breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides ~~in consultation with the Borrower~~ may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice ~~in connection with the use, administration, adoption or implementation of any Benchmark Replacement~~ is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such ~~Benchmark Replacement~~rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Control”: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling Lender”: Wells Fargo, in its capacity as a Lender or, if Wells Fargo ceases to own at least 50% of the Commitments in accordance with Section 12.16, the Lender holding the majority of the then-outstanding Commitments (or, if the Commitments have been terminated, the Advances); provided that if no Lender meets the definition of “Controlling Lender” then the Administrative Agent shall be the Controlling Lender for all purposes hereunder.

“Corporate Trust Office”: The designated corporate trust office of the Collateral Agent specified on Annex A hereto or such other address within the United States as the Collateral Agent or the Trustee may designate from time to time by notice to the Administrative Agent.

“CORRA”: A rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.

~~“CORRA Adjustment”: A percentage equal to 0.32138 (32.138 basis points) per annum.~~

“CORRA Administrator”: The Bank of Canada ~~(or any~~, or a comparable or successor administrator~~)~~ approved by the Administrative Agent.

“CORRA Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in Toronto.

~~“CORRA Administrator’s Website”: The website of the CORRA Administrator, currently at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.~~

~~“CORRA Determination Day”: The meaning specified in the definition of “Daily Simple CORRA.”~~

~~“CORRA Rate Day”: The meaning specified in the definition of “Daily Simple CORRA.”~~

~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which all Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

“Covered Party”: Any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Cut-Off Date”: With respect to each Loan, the date such Loan is acquired by the Borrower.

“Daily Simple RFR Advance”: Any Advance that bears interest at a rate based on Daily Simple SOFR or Daily Simple SONIA.

~~“Currency Disruption Event”: The occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency in the applicable market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that the rate at which such Eligible Currency is being offered to such Lender in the applicable market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of the inability of such Lender, as applicable, to obtain such Eligible Currency in the applicable market to make, fund or maintain any Advance.~~

~~“Daily Simple CORRA”: For any day (a “CORRA Rate Day”), a rate per annum equal to the greater of (a) the sum of (x) CORRA for the day (such day, a “CORRA Determination Day”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website, plus (y) the CORRA Adjustment and (b) zero. If by 5:00 p.m. (Toronto time) on the first (1st) Business Day immediately following any CORRA Determination Day, CORRA in respect of such CORRA Determination Day has not been published on the CORRA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Day will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s Website; provided further that CORRA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple CORRA for no more than three (3) consecutive CORRA Rate Days. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to Borrower.~~

“Daily Simple SOFR”: ~~On~~For any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) ~~zero~~the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days; provided further that in no event shall Daily Simple SOFR determined pursuant to this sentence be less than the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SONIA”: For any day (a “SONIA Rate Day”), a rate per annum equal to the greater of (a) SONIA for the day (such day, a “SONIA Determination Day”) that is five (5) SONIA Business Days prior to (i) if such SONIA Rate Day is a SONIA Business Day, such ~~SOFR~~SONIA Rate Day or (ii) if such SONIA Rate Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (b) ~~zero~~the Floor. If by 5:00 p.m. (London time) on the second (2nd) SONIA Business Day immediately following any SONIA Determination Day, SONIA in respect of such SONIA Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SONIA has not occurred, then SONIA for such SONIA Determination Day will be SONIA as published in respect of the first preceding SONIA Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided that any SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive SONIA Rate Days; provided further that in no event shall Daily Simple SONIA determined pursuant to this sentence be less than the Floor. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Right”: The meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

~~“Default Right”: The meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.~~

“Deferrable Loan”: ~~Any~~As of the date such Loan is first included as part of the Collateral, any Loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Designated Loan”: Any Loan that the Administrative Agent, in its sole discretion, designates on the related Approval Notice as a “Designated Loan”.

“Determination Date”: With respect to each Payment Date, the fifth (5th) Business Day immediately prior to such Payment Date.

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“ Disruption Event”: The occurrence of any of the following with respect to an Available Currency: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain such Available Currency in the applicable interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of the inability, for any reason, of such Lender to determine the Benchmark then-applicable to such Available Currency, (c) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that the rate at which deposits of such Available Currency are being offered to such Lender in the applicable interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance, or (d) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of the inability of such Lender, as applicable, to obtain such Available Currency to make, fund or maintain any Advance.

“Dollar Equivalent”: Subject to Section 2.5, for any amount, at the time of determination thereof: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to the Relevant Test Period with respect to the related Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for such Loan, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligors on such Loan (determined on a consolidated basis without duplication in accordance with the Applicable Accounting Standard) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such Relevant Test Period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with the Applicable Accounting Standard, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Elevation”: The elevation of ~~the Closing Date~~a Participation ~~Interests~~Interest in accordance with the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement.

“Elevation Date”: The date on which an Elevation occurs with respect to a ~~Closing Date~~ Participation Interest ~~pursuant to the Closing Date Participation Agreement~~.

~~“Eligible Currency”: GBPs, CADs, Euros and Dollars.~~

“Eligible Loan”: Each Loan or, in the case of a ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest ~~in a Loan~~, the Loan that is subject to ~~such~~the applicable participation (A) for which the Administrative Agent and the Collateral Agent have received (or, in accordance with the definition of “Required Loan Documents,” will receive) the related Required Loan Documents; (B) which is on the Loan List or for which the Controlling Lender has executed an Approval Notice on or prior to the applicable Transaction date; and (C) that satisfies each of the following eligibility requirements (unless the Administrative Agent and the Required Lenders in their respective sole discretion agree, or, with respect to any Immaterial Waiver, the Administrative Agent in its sole discretion agrees, to waive any such eligibility requirement with respect to such Loan):

(a) such Loan is a Middle Market Loan which has been assigned (or in the case of a ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest in a Loan, will be assigned) to the Borrower pursuant to an assignment agreement either (A) complying with the related Underlying Instruments or (B) on the Loan Syndications and Trading Association standard assignment form;

(b) all or substantially all of the Underlying Assets for such Loan are located in the United States or any State or territory thereof or an Approved Country;

(c) such Loan is payable in an ~~Eligible~~Available Currency and does not permit the currency in which such Loan is payable to be changed;

(d) provides for the Borrower to receive payments due under the terms of such Loan and proceeds from disposing of such Loan free and clear of withholding on amendment, waiver, consent and extension fees, letter of credit fees, commitment fees, and other similar fees or as to which the obligor or issuer must make additional payments so that the net amount received by the Borrower after satisfaction of such tax is the amount due to the Borrower before the imposition of any withholding tax;

(e) [reserved];

(f) such Loan is not a financing by a debtor-in-possession pursuant to any proceeding under Insolvency Law;

(g) the primary Underlying Asset for such Loan is not real property;

(h) [reserved];

(i) as of the date such Loan is first included as part of the Collateral, such Loan is not delinquent in payment of principal, interest or any other amounts required to be paid thereunder;

(j) as of the date such Loan is first included as part of the Collateral, such Loan and any Underlying Assets (or, with respect to clause (ii), the acquisition thereof) (i) have not, and will not, be used by the related Obligor in any manner or for any purpose that would result in any material risk of liability being imposed upon the Borrower or any Secured Party under any Applicable Law, and (ii) comply in all material respects with, and will not violate, any Applicable Law or cause any Lender (in its commercially reasonable judgment) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Lender;

(k) (A) as of the date such Loan is first included as part of the Collateral, the Obligor with respect to such Loan had full legal capacity to execute and deliver the related Underlying Instruments and (B) such Loan, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to, or the subject of any assertions in respect of, any litigation, dispute or offset, and (iii) contains provisions substantially to the effect that the Obligor’s and each guarantor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the applicable Seller, the Borrower or any assignee;

(l) the Borrower has good and marketable title to, and is the sole owner of, such Loan, and the Borrower has granted to the Trustee for the benefit of the Secured Parties a valid and perfected first priority (subject to Permitted Liens) security interest in the Loan (or the Borrower’s interest therein in the case of a ~~Closing Date~~ Participation Interest) and the related Underlying Instruments; provided that with respect to any ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the Elevation Date of such ~~Closing Date~~ Participation Interest;

(m) to the extent required by Applicable Law, for any Loan originated by the applicable Seller or its Affiliates, the applicable Seller or its applicable Affiliate had all necessary licenses and permits to originate such Loan in the jurisdiction where the related Obligor is located and the Borrower has all necessary licenses and permits to purchase and own such Loan and enter into the applicable Underlying Instruments as a lender in the jurisdiction where such Obligor is located;

(n) as of the date such Loan is first included as part of the Collateral, such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower and to have a security interest therein granted to the Trustee, as agent for the Secured Parties, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Trustee, violates, conflicts with or contravenes (and are permitted by) any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(o) such Loan requires the related Obligor to maintain the Underlying Assets for such Loan in good repair, to maintain adequate insurance with respect thereto and to pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related Underlying Assets;

(p) as of the related Advance Date, such Loan has a remaining term to stated maturity that does not exceed seven (7) years;

(q) the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Collateral Agent, the Administrative Agent or any Lender from accessing all necessary information with regard to such Loan, so long as the Administrative Agent, the Collateral Agent or such Lender, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(r) the Primary Obligor with respect to such Loan is an Eligible Obligor;

(s) as of the date such Loan is first included as part of the Collateral, the Obligor with respect to such Loan, as calculated on a consolidated basis, has trailing twelve month EBITDA equal to or greater than $10,000,000;

(t) such Loan is not a participation interest unless ~~(i)~~ it is a ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest~~, (ii) less than sixty (60) days (or such longer period as the Administrative Agent may agree to in its sole discretion) have elapsed since the Closing Date and (iii) the seller under the Closing Date Participation Agreement~~ and the Equityholder has not defaulted in any respect in the performance of any of its payment obligations with respect to such ~~Closing Date~~ Participation Interest;

(u) all information provided by either the Borrower or the Collateral Manager with respect to such Loan is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Borrower or the Collateral Manager, as applicable, by a related Obligor or any other third party, such information is true, correct and complete to the best of the knowledge of the Borrower or of the Collateral Manager, as applicable;

(v) such Loan (A) is not an Equity Security and (B) does not provide by its terms for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(w) such Loan does not constitute Margin Stock;

(x) as of the date such Loan is first included as part of the Collateral, the aggregate Adjusted Borrowing Value of all Loans made to (i) each of the three (3) Obligors collectively comprising the largest aggregate Adjusted Borrowing Values does not exceed $37,500,000 and (ii) any other Obligor and its Affiliates does not exceed $32,500,000;

(y) after giving effect to such Loan as part of the Collateral, the aggregate Adjusted Borrowing Value of all Loans (i) denominated in an ~~Eligible~~Alternative Currency ~~other than Dollars~~ or (ii) with respect to which the related Primary Obligor is not domiciled, organized or incorporated in the United States or any State or territory thereof or Canada is not greater than 20.0% of the Maximum Facility Amount;

(z) there are no proceedings pending or, to the knowledge of the Borrower, threatened, (i) asserting the insolvency of the related Obligor or (ii) wherein the related Obligor, any other party obligated with respect to such Loan or any Governmental Authority has alleged that such Loan or any related Underlying Instrument is illegal or unenforceable;

(aa) if such Loan is acquired by the Borrower from the Seller, (i) such Loan was sourced or originated by the Seller or its Affiliates in the ordinary course of business, and (ii) the Seller has caused its master computer records to be clearly and unambiguously marked to indicate that such Loan has been sold to the Borrower;

(bb) as of the date such Loan is first included as part of the Collateral, the Unfunded Exposure Amount (converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate) does not exceed ~~15.0~~10.0% of the Adjusted Borrowing Value of all Eligible Loans;

(cc) such Loan provides for (a) periodic payments of interest thereon in cash no less frequently than quarterly~~;~~ and (b) (i) in the case of a floating rate Loan, such Loan has current interest paid in cash of not less than 2.25% per annum over the applicable index rate and (ii) in the case of a fixed rate Loan, such Loan has current interest paid in cash of not less than 6.00% per annum;

(dd) if such Loan is a Deferrable Loan (i) the portion of interest required to be paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Loan having an effective rate of current interest paid in cash on such day of not less than ~~2.75~~2.25% per annum over the applicable index rate and (ii) as of the date such Loan is first included as part of the Collateral, the aggregate Adjusted Borrowing Value of all Deferrable Loans does not exceed ~~5.0~~15.0 % of the Adjusted Borrowing Value of all Eligible Loans;

(ee) as of the date such Loan is first included as part of the Collateral, the aggregate Adjusted Borrowing Value of all Fixed Rate Loans does not exceed 5.0% of the Adjusted Borrowing Value of all Eligible Loans;

(ff) as of the date such Loan is first included as part of the Collateral, the aggregate Adjusted Borrowing Value of all Recurring Revenue Loans does not exceed 10.0% of the Adjusted Borrowing Value of all Eligible Loans;

(gg) ~~(ff)~~ such Loan is not a Structured Finance Loan;

(hh) ~~(gg)~~ the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(ii) ~~(hh)~~ such Loan qualifies as an “Eligible Asset” as defined in Rule 3a-7 of the 1940 Act;

(jj) ~~(ii)~~ such Loan has not been sold, transferred, assigned or pledged by the Borrower to any person other than the Collateral Agent for the benefit of the secured parties;

(kk) ~~(jj)~~ such Loan provides for a fixed amount of principal payable in Cash no later than its stated maturity; and

(ll) ~~(kk)~~ the Obligor with respect to such Loan is not an MRB; and the proceeds of such Loan will not be used to finance the activities of an MRB.

“Eligible Obligor”: On any date of determination, any Obligor that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not an Affiliate of, or controlled by, the Borrower, the Seller or the Collateral Manager;

(d) is domiciled and organized or incorporated in, or has its principal place of business in, the United States or any State or territory thereof or an Approved Country; and

(e) (x) is not the subject of and, to the best of the Collateral Manager’s knowledge is not threatened with any proceeding which would result in, an Insolvency Event with respect to such Obligor and (y) as of the date on which such Loan becomes part of the Collateral, such Obligor is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise.

“EMU Legislation”: The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

~~“Equityholder”: The meaning specified in the Preamble.~~

“Equity Security”: Any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.

“Equityholder”: The meaning specified in the Preamble.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“Erroneous Payment”: The meaning specified in Section 11.9(a).

“Erroneous Payment Deficiency Assignment”: The meaning specified in Section 11.9(a).

“Erroneous Payment Return Deficiency”: The meaning specified in Section 11.9(a).

~~“EURIBOR Rate”: The greater of (i) for any day during the applicable Accrual Period with respect to each Advance, (a) the rate per annum appearing on Reuters Screen EURIBOR01 Page (or any successor or substitute page) as the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for deposits in Euros at approximately 11:00 a.m., London time, for such day; provided that, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen EURIBOR01 Page (or any successor or substitute page), the interest rate per annum at which Euro deposits of €5,000,000 and for a one-month maturity are offered by the principal London office of Wells Fargo in immediately available funds in the euro interbank market at approximately 11:00 a.m., London time, for such day, and (ii) 0.0%.~~

“EURIBOR”: The meaning specified in the definition of “Eurocurrency Rate”

“Euro” or “EUR”: Means, and the conventional “€” signifies, the lawful currency of each state so described in any EMU Legislation introduced in accordance with the EMU Legislation.

“Eurocurrency Business Day”: With respect to Advances denominated in Euros, any TARGET Day.

“Eurocurrency Rate”: For any Interest Period, with respect to Advances denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period of one month, at approximately 11:00 a.m. (Brussels time) on the applicable Eurocurrency Rate Determination Day and (ii) the Floor.

“Eurocurrency Rate Determination Day”: With respect to any Interest Period relating to EURIBOR, two (2) Eurocurrency Business Days prior to the commencement of such Interest Period or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Events of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 12.13(a).

“Excess Concentration Amount”: The excess, if any, of the aggregate Outstanding Balance of all Eligible Loans in any single S&P Industry Classification over 15.0% of the aggregate Outstanding Balance of all Eligible Loans; provided that (i) the aggregate Outstanding Balance of all Eligible Loans with the Highest Concentration Industry Classification may be up to 25.0% of the aggregate Outstanding Balance of all Eligible Loans and (ii) the aggregate Outstanding Balance of all Eligible Loans with the Second Highest Concentration Industry Classification and the Third Highest Concentration Industry Classification may be up to 20.0% each of the aggregate Outstanding Balance of all Eligible Loans; provided, further that for purposes of determining the Excess Concentration Amount, the Healthcare Industries collectively shall be deemed to be a single S&P Industry Classification.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (i) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the Seller or any other Person from whom the Borrower purchased such Loan (including, without limitation, interest accruing prior to the date such Loan is purchased by the Borrower), (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments or (v) any amount deposited into the Collection Account in error.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest (other than pursuant to an assignment effected as a result of Section 2.12(g)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.13(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Amount”: The Maximum Facility Amount; provided that on or after the Reinvestment Period End Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Attachment Ratio”: As of any date of determination, with respect to (a) any Designated Loan an amount equal to the product of (i) its Total Net Leverage Ratio, (ii) its Advance Rate and (iii) its Assigned Value or (b) any other Loan, an amount equal to the product of (i) its Net Senior Leverage Ratio, (ii) its Advance Rate and (iii) its Assigned Value.

“Facility Maturity Date”: The day that is the fifth anniversary of the Third Amendment Closing Date.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter”: Any Fee Letter among the Borrower, the Administrative Agent and/or any Lenders, as the same may be amended, restated, modified or supplemented from time to time.

“Fees”: All fees required to be paid by the Borrower pursuant to this Agreement and the applicable Fee Letter.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fixed Rate Loan”: Any Loan that bears a fixed rate of interest.

“Floor”: 0.00%.

“Foreign Currency Advance Amount”: On any Measurement Date, the sum of (a) the equivalent in Dollars of the aggregate principal amount of all Advances denominated in Euros outstanding on such date, as determined by the Collateral Manager using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate principal amount of all Advances denominated in GBP outstanding on such date, as determined by the Collateral Manager using the Applicable Conversion Rate plus (c) the equivalent in Dollars of the aggregate principal amount of all Advances denominated in CADs outstanding on such date, as determined by the Collateral Manager using the Applicable Conversion Rate, in each case after giving effect to all repayments of Advances and the making of new Advances on such date.

“Foreign Currency Sublimit”: On any Measurement Date, a Dollar amount equal to 25.0% of the Maximum Facility Amount on such date.

“Foreign Currency Sublimit Breach”: A condition occurring on any Measurement Date on which the Foreign Currency Advance Amount exceeds the Foreign Currency Sublimit.

“Foreign Lender”: A Lender that is not a U.S. Person.

“Funding Date”: With respect to any Advance, the Business Day of receipt by the Administrative Agent and Collateral Agent of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Indemnified Amounts”: The meaning specified in Section 10.1(a).

“Indemnified Parties”: The meaning specified in Section 10.1(a).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager”: The meaning specified in Section 4.1(u)(xxvi).

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs or the presentation of a petition for such Person’s winding-up, and such decree, order, petition or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, winding up, administration, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

~~“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damages to, or loss of, the related Underlying Assets.~~

“Interest”: For each Accrual Period and the Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the Advances Outstanding on such day;

D	=	360 days (or, to the extent the Interest Rate is based on (x) ~~Daily Simple~~ CORRA or ~~Daily Simple~~ SONIA, 365 days or (y) the Base Rate, 365 or 366 days, as applicable)~~.~~;

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law, and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Account”: Collectively, each Securities Account and any sub-accounts created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account”, subject to the Lien of the Trustee for the benefit of the Secured Parties.

“Interest Collections”: All (a) payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by or on behalf of the Borrower on the Collateral, including the accrued interest received in connection with a sale thereof, (b) principal and interest payments received by or on behalf of the Borrower on Permitted Investments purchased with Interest Collections and (c) all amendment and waiver fees, late payment fees, ticking fees and other fees received by the Borrower, except for those in connection with a Material Modification of the related Loan; provided that Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of a Loan (including in connection with a Substitution) and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

~~“Interest Rate”: With respect to any Advance in any Eligible Currency (a) the applicable Screen Rate plus (b) the Applicable Spread.~~

“Interest Period”: With respect to any Term Rate Advance, (x) in the case of the first Rollover Date for such Advance, the period commencing on and including the Funding Date of such Advance to but excluding such Rollover Date and (y) in the case of any subsequent Rollover Date, the one-month period commencing on and including the prior Rollover Date and ending on but excluding such Rollover Date; provided, that:

(a) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided further that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Termination Date; and

(d) there shall be no more than ten (10) Interest Periods in effect at any time.

“Interest Rate”: (a) The Benchmark plus (b) the Applicable Spread; provided that, (x) if a Lender shall have notified the Administrative Agent that a Disruption Event has occurred with respect to an Available Currency, then, with respect to the Advances owing to such Lender accruing interest at the Benchmark applicable to such Available Currency or (y) during a Benchmark Unavailability Period with respect to the then-current Benchmark for an Available Currency, “Interest Rate” with respect to the Advances Outstanding that bear interest at a rate based on such Benchmark shall mean the Base Rate plus the Applicable Spread until such Lender shall have notified the Administrative Agent that such Disruption Event or Benchmark Unavailability Period, as applicable, has ceased, at which time the Interest Rate shall again be equal to the Benchmark for such Available Currency for such date plus the Applicable Spread.

“Intermediary”: (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Collateral Manager.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans, Permitted Investments and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(c), a copy of which shall be delivered to the Collateral Agent and the Collateral Manager.

“Lenders”: The meaning specified in the Preamble, including Wells Fargo and each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower as contemplated by Section 2.1(c).

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Limited Liability Company Agreement”: The Amended and Restated Limited Liability Company Agreement of the Borrower dated December 20, 2023, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Loan”: Any commercial loan, note or security (in each case, including any ~~Closing Date~~Reinvestment Period DDTL Participation Interest therein) (i) which is sourced or originated by the Seller or any of its Affiliates or MMJV SPV LP and which the Borrower acquires or (ii) which the Borrower acquires from a third party in the ordinary course of its business.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Agent, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals and copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan List”: The list of Eligible Loans as of the Closing Date set forth on Schedule III.

“Loan Register”: The meaning specified in Section 5.3(l).

“Loan Schedule”: The schedule listing each Loan owned or scheduled to be acquired by the Borrower and each Underlying Instrument in respect of each such Loan, along with a notation as to whether each such Underlying Instrument has been delivered by the Borrower to the Collateral Agent and the Administrative Agent or, if any such Underlying Instrument has not been delivered and is a Required Loan Document, the anticipated delivery date of each such Underlying Instrument.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, management conditions (financial or otherwise), operations, performance, properties or prospects of the Collateral Manager, (b) the business, financial condition, management conditions (financial or otherwise), operations, performance, or prospects of the Borrower excluding any such change resulting from any change in value or performance of all or any part of the Collateral, (c) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (d) the rights and remedies of the Collateral Agent, the Administrative Agent and the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (e) the ability of each of the Borrower or the Collateral Manager, as applicable, to perform its respective obligations under any Transaction Document to which it is a party, or (f) the status, existence, perfection, priority or enforceability of the Trustee’s Lien on the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing an Eligible Loan executed or effected on or after the date on which such Loan is transferred to the Borrower, that:

(a) extends or delays the stated maturity date of such Loan;

(b) waives one or more interest payments or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already allowed by the terms of any Deferrable Loan), in each case other than that portion of interest payable as a result of a default over the stated non-default interest rate;

(c) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Assets securing such Loan;

(d) substitutes, alters or releases (other than as permitted by such Underlying Instruments) the Underlying Assets securing such Loan, and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Controlling Lender, materially and adversely affects the value of such Loan;

(e) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Net Senior Leverage Ratio,” “Cash Interest Coverage Ratio”, “EBITDA” “Recurring Revenue”, any applicable liquidity covenant with respect to a Recurring Revenue Loan, or, solely for any Designated Loan, “Total Net Leverage Ratio” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole reasonable discretion of the Controlling Lender, is materially adverse to any Lender; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Controlling Lender may waive any Material Modification resulting from such implementation pursuant to this clause (e); or

(f) makes such Loan a Principal Reduced Loan.

“Maximum Facility Amount”: The aggregate Commitments as then in effect, after giving effect to any decrease pursuant to Section 2.3 or increase pursuant to Section  ~~2.19~~2.20 ; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“MDC Entities” means Mubadala Investment Company PJSC, an Abu Dhabi public joint stock company, and its Subsidiaries.

“Measurement Date”: Each of (i) the Closing Date; (ii) the date on which any Borrower’s Notice is submitted; (iii) the date that a Responsible Officer of the Collateral Manager has actual knowledge of the occurrence of any Assigned Value Adjustment Event; (iv) the date that the Assigned Value of any Loan is adjusted; (v) the date that is two (2) Business Days prior to each Payment Date; (vi) the date on which any Loan included in the latest calculation of any Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan” (other than any criteria thereof waived by the Administrative Agent and/or the Required Lenders, as applicable); (vii) on or prior to each Reinvestment, Discretionary Sale, Substitution or Optional Sale pursuant to Section 2.14 and Section 3.2, as applicable; (viii) each Reporting Date; (ix) the date on which funds on deposit in the Principal Collection Account are converted into another ~~Eligible~~Available Currency pursuant to Section 2.9(f)(iii); and (x) each other date requested by the Controlling Lender.

“Middle Market Loan”: A Loan that, as of the date the Borrower acquires such Loan, (i) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the related Obligor (except with respect to liquidation preferences, if any, for trade claims, working capital facilities, purchase money indebtedness, capitalized leases and other similar obligations in respect of certain specified pledged collateral, if any) in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens permitted by the applicable Underlying Instrument as of the date of the related Approval Notice and Liens accorded priority by law in favor of the United States or any State or agency), and (iii) has a value of collateral, as determined in good faith by the Collateral Manager, securing such Loan which, together with other attributes of the related Obligor (including its enterprise value), equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by the same collateral.

“Minimum Equity Amount”: As of any date of determination, $~~155,000,000~~175,000,000 .

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“MRB”: A company whose primary business is, or whose primary source of revenue is directly derived from, the sale or dispensing of, trade in, cultivation of or promotion of, marijuana, or which is engaged in any of the foregoing activities in contravention of laws applicable to such company.

“Mubadala”: MIC Capital Management 85 RSC Ltd., a company organized under the laws of the Emirate of Abu Dhabi.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five (5) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Senior Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the senior Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower or the Collateral Manager in good faith.

~~“Non-Hardwired Currency”: Each Eligible Currency other than Dollars.~~

“Non-Usage Fee”: The meaning set forth in the applicable Fee Letter.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor.

“Notice of Exclusive Control”: The meaning specified in the applicable Securities Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Trustee or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Offer”: A tender offer, voluntary redemption, exchange offer, conversion or other similar action.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Operating Lease Implementation”: The implementation by an Obligor of IFRS 16/ASC 842.

“Opinion of Counsel”: A written opinion of nationally recognized counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

“Optional Sale”: The meaning specified in Section 2.14(d).

“Original Cash Interest Coverage Ratio”: With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the ~~date such Loan was acquired by the Borrower~~Cut-Off Date or the Recurring Revenue Reclassification Date, as applicable.

“Original Net Senior Leverage Ratio”: With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the ~~date such Loan was acquired by the Borrower~~Cut-Off Date or the Recurring Revenue Reclassification Date, as applicable.

“Original Total Net Leverage Ratio”: With respect to any Loan, the Total Net Leverage Ratio for such Loan on the ~~date such Loan was acquired by the Borrower~~Cut-Off Date.

“Other Connection Taxes”: With respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Obligation or Transaction Document).

“Other Taxes”: All present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment as a result of Section 2.12(g)).

“Outstanding Balance”: With respect to any Loan as of any date of determination, (a) if such Loan is denominated and payable in Dollars, the outstanding principal balance of any advances or loans made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination and (b) if such Loan is denominated and payable in an ~~Eligible~~Alternative Currency ~~other than Dollars~~, the equivalent in Dollars of the outstanding principal balance of any advances or loans made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination, determined by the Collateral Manager using the Applicable Conversion Rate, in each case exclusive of any interest, any Accreted Interest and any deferred or capitalized interest on any Deferrable Loan; provided that for purposes of calculating the “Outstanding Balance” of any Deferrable Loan, principal payments received on such Loan shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest.

“Participant Register”: The meaning specified in Section 12.16(d).

“Participation Interest”: An undivided 100% participation interest in a loan that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) the Loan to which such participation relates the Loan to which such participation relates participation would constitute an Eligible Loan were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) is not a sub-participation. For the avoidance of doubt, no Participation Interest other than a ~~Closing Date~~Reinvestment Period DDTL Participation Interest shall constitute an Eligible Loan.

“Payment Date”: Monthly on the 10th day of each month, or, if such day is not a Business Day, the next succeeding Business Day, commencing in February 2024.

“Payment Date Statement”: A statement prepared by the Collateral Agent and verified by the Collateral Manager prior to each Payment Date setting forth the calculation of each amount payable out of available Collections on such Payment Date pursuant to either Section 2.7 or 2.8, as applicable, together with the payment information for each recipient of such amounts.

“Payment Duties”: The meaning specified in Section 7.2(b)(iv).

“Payment Recipient”: The meaning specified in Section 11.9(a).

“Pension Plans”: “Employee pension benefit plans,” as such term is defined in Section 3(2) of ERISA which are subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan.

“Permitted Investment Required Ratings”: With respect to any obligation or security, (a) if such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) or (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) for securities (x) with original maturities up to 30 days, a short-term credit rating of at least “F1” and a long-term credit rating of at least “A” (if such long-term rating exists) from Fitch or (y) with original maturities of more than 30 days but not in excess of 365 days, a short-term credit rating of “F1+” and a long-term credit rating of at least “AA-” (if such long-term rating exists) from Fitch.

“Permitted Investments”: (i) Cash in any ~~Eligible~~Available Currency or (ii) any investment in an ~~Eligible~~Available Currency that, at the time it is delivered to the Collateral Agent (directly or through an intermediary or bailee), is one or more of the following obligations or securities (which may include obligations or securities for which the Collateral Agent or an Affiliate of the Collateral Agent provides services or receives compensation):

(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States and which satisfy the Permitted Investment Required Ratings;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of an Approved Country or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Permitted Investment Required Ratings;

(c) commercial paper (excluding extendible commercial paper or asset backed commercial paper) which (x) is payable in an ~~Eligible~~Available Currency and (y) satisfies the Permitted Investment Required Ratings; and

(d) shares or other securities of registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by S&P;

provided, however, (A) Permitted Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (d) above, as mature (or are putable at par to the issuer or obligor thereof) no later than the Business Day prior to the next Payment Date (unless such Permitted Investments are issued by the Collateral Agent in its capacity as a banking institution, in which case such Permitted Investments may mature on such Payment Date) and (B) Permitted Investments shall exclude any investments that have a rate of return of less than zero. The Collateral Agent and the Trustee shall have no obligation to determine or oversee compliance with the foregoing.

The Collateral Agent may, pursuant to the direction of the Collateral Manager or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”:

(a) with respect to the Equityholder’s ownership interests in the Borrower: Liens in favor of the Trustee created pursuant to the Pledge Agreement;

(b) with respect to the interest of the Seller or the Borrower in the Loans included in the Collateral: (i) Liens in favor of the Borrower created pursuant to the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement, as applicable, (ii) Liens in favor of the Trustee created pursuant to this Agreement and (iii) Liens in the nature of a customary “backup security interest” in favor of the transferee of any Loans in connection with any permitted disposition of such Loans and related assets; and

(c) with respect to the interest of the Seller or the Borrower in the other Collateral (including any Underlying Assets): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) purchase money security interests in certain items of equipment, (iii) Liens for Taxes that are not material Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with the Applicable Accounting Standard have been provided on the books of such Person, (iv) other customary Liens permitted by the applicable Underlying Instruments with respect thereto consistent with the Collateral Manager Standard, (v) Liens in favor of the Borrower created by the Seller or MMJV SPV LP, as applicable, under the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement, as applicable, and transferred by the Borrower pursuant to this Agreement, (vi) Liens in favor of the Trustee created pursuant to this Agreement, (vii) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of Indebtedness of such Obligor, (viii) with respect to any Equity Security comprising a portion of the Underlying Assets with respect to a Loan, any Liens granted (x) on such Equity Security to secure Indebtedness of the related Obligor and/or (y) under any governing documents or other agreement between or among or binding upon the Borrower as the holder of such Equity Security (provided that, in each case, such Liens have no higher priority than they did on the date such Loan was approved by the Administrative Agent) and (ix) with respect to any Underlying Assets, Liens permitted by the applicable Underlying Instruments.

“Permitted RIC Distribution”: Distributions on any Payment Date to the Equityholder (from the Collection Account) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Pro Rata Share”: With respect to any Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment) or, if the Commitments have been terminated, based on the Advances Outstanding.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price in the applicable ~~Eligible~~Available Currency (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower for such Loan (exclusive of any interest, Accreted Interest, original issue discount and upfront fees) divided by (ii) the principal balance of the portion of such Loan purchased by the Borrower outstanding as of the date of such purchase (exclusive of any interest, Accreted Interest, original issue discount and upfront fees); provided that, with respect to any Loan acquired by the Borrower from one or more of its Affiliates the purchase price of which (expressed as a percentage of par) is equal to or greater than 97.5%, the “Purchase Price” shall be deemed to be equal to par.

“QFC”: The meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits (including, for the avoidance of doubt, deposits which may be held at its clearing institution) of which are insured by the FDIC; provided that Computershare Trust Company, N.A. shall be deemed a Qualified Institution.

“Recurring Revenue”: With respect to any Recurring Revenue Loan, the meaning of “Recurring Revenue” or any comparable definition in the related Underlying Instruments relating to recurring maintenance or support revenues, subscription revenues, and recurring revenues attributable to software licensed or sold (excluding one-time license revenues) in the Underlying Instruments for such Loan.

“Recurring Revenue Loan”: A Loan that (i) has a related Obligor organized under the law of the United States and is denominated in Dollars, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law, (iii) has a related Obligor that is principally engaged in an enterprise software business that derives revenue primarily under contractual agreements and/or selling software as a service, (iv) is structured or underwritten based on a multiple of the related Obligor’s Recurring Revenue, and (v) that contains a Recurring Revenue Loan Covenant Flip Scheduled Date (which date is no later than the three (3) year anniversary of the date on which the Borrower acquired such Loan); provided that the Administrative Agent may re-designate such Loan as a Middle Market Loan in its sole discretion if the recurring revenue covenants in the related Underlying Instruments are replaced (whether by amendment or by operation of such Underlying Instruments) with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) (a “Recurring Revenue Reclassification Date”). For any Loan subject to a Recurring Revenue Reclassification Date, any references to the Senior Leverage Ratio and Interest Coverage Ratio, as applicable, as of the related Cut-Off Date shall be deemed to mean such ratios determined by the Administrative Agent in its sole discretion as of the Recurring Revenue Reclassification Date.

“Recurring Revenue Loan Cash Liquidity Amount”: With respect to any Recurring Revenue Loan, the meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such underlying instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than blanket Liens permitted under or granted in accordance with such Underlying Instruments); provided that cash held in reserve accounts for the purpose of meeting interest payments on Indebtedness may be included at the sole discretion of the Administrative Agent.

“Recurring Revenue Loan Covenant Flip Scheduled Date”: With respect to any Recurring Revenue Loan, as of its date of acquisition by the Borrower, the scheduled date upon which the covenants for such Loan are to be replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) as specified in the original Underlying Instruments for such Loan.

“Recurring Revenue Loan Gross Leverage Ratio”: With respect to any Recurring Revenue Loan, the ratio for the related Obligor of (a) indebtedness to (b) Recurring Revenue, as calculated by the Borrower and Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“~~Qualifying Lender”: the~~Recurring Revenue Reclassification Date”: The meaning specified in ~~Section 2.18~~the definition of Recurring Revenue Loan.

“Register”: The meaning specified in Section 12.16(b).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any successor regulation.

“Reinvestment”: The meaning specified in Section 2.14(a)(i).

“Reinvestment Notice”: Each notice required to be delivered by the Collateral Manager in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(b) in the form of Exhibit A-3.

“Reinvestment Period”: The period commencing on the Third Amendment Closing Date and ending on the day preceding the Reinvestment Period End Date.

“Reinvestment Period DDTL Master Participation Interests”: A Participation Interest sold by the Equityholder to the Borrower in one or more delayed draw term loans that is:

(a) an Eligible Loan;

(b) legally owned by the Equityholder at the time of inclusion under the master Participation Interest;

(c) converted via legal assignment to the Borrower within a period not to exceed sixty (60) days after inclusion under the master Participation Interest;

(d) to an Obligor which currently has or will contemporaneously have a funded Eligible Loan included in the Borrowing Base and, for the avoidance of doubt, will carry the same Assigned Value as such Eligible Loan; and

(e) recorded and updated by the Collateral Management Service Provider on a schedule as part of such master Participation Interest.

“Reinvestment Period DDTL Participation Agreement”: The master participation agreement entered into with respect to any Reinvestment Period DDTL Master Participation Interest.

“Reinvestment Period End Date”: The earliest to occur of (a) the date of the declaration of the Reinvestment Period End Date pursuant to Section 9.2(a), (b) the Termination Date pursuant to Section 9.2(a), (c) the date of the termination of all of the Commitments pursuant to Section 2.3(a), or (d) the third anniversary of the Third Amendment Closing Date.

“Related Parties”: With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”:

(a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto; and

(b) with respect to a Benchmark Replacement in respect of ~~any Non-Hardwired~~Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the ~~currency~~Alternative Currency in which such amounts are denominated ~~hereunder~~, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the ~~currency~~Alternative Currency in which such amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Net Senior Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio or EBITDA as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, (i) for Obligors delivering monthly financial statements, each period of the last twelve (12) consecutive reported calendar months, and (ii) for Obligors delivering quarterly financial statements, each period of the last four (4) consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth (12th) calendar month or fourth (4th) fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve (12) consecutive reported calendar months or four (4) consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remediation Plan”: The meaning specified in Section 9.10.

“Repayment Notice”: Each notice required to be delivered by the Borrower in respect of any reduction of the Commitments or by the Borrower or the Collateral Manager (on behalf of the Borrower) in respect of any repayment of Advances Outstanding, in the form of Exhibit A-2.

“Reportable Event”: Any non-exempt prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Restricted Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of beneficial ownership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of beneficial ownership interests or in any junior class of beneficial ownership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of beneficial ownership interests of the Borrower now or hereafter outstanding and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire beneficial ownership interests of the Borrower now or hereafter outstanding.

“Revaluation Date”: Subject to Section 2.5, with respect to any Advance denominated in an Alternative Currency, each of the following: (i) the Funding Date of such Advance but only as to the amounts so borrowed on such date, (ii) each date of a Rollover of such Advance pursuant to the terms of this Agreement, but only as to the amounts so renewed on such date, and (iii) such additional dates as the Administrative Agent shall determine.

“Revenue Recognition Implementation”: The implementation by an Obligor of IFRS 15/ASC 606.

“Review Criteria”: The meaning specified in Section 7.2(b)(i).

“Rollover”: The renewal of all or any part of any Term Rate Advance upon the expiration of the applicable Interest Period with respect thereto.

“Rollover Date”: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“S&P Industry Classification”: The industry classifications set forth in Schedule V, as such industry classifications shall be updated at the option of the Administrative Agent (in consultation with the Collateral Manager) if S&P publishes revised industry classifications.

“Sale Agreement”: The Loan Sale Agreement between the Seller and the Borrower.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Collateral Manager and the Collateral Agent incurred in connection with any such sale.

“Sanction” or “Sanctions”: Individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State or, the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; (e) the Japanese Ministry of Finance, the Japanese Ministry of Economy, Trade and Industry, or any other applicable Japanese Governmental Authority; (f) the Cayman Islands and/or (g) the United Arab Emirates.

“Sanctioned Person”: Any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a Person that is a Sanctions target pursuant to any territorial or country-based comprehensive Sanctions program (as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea, the so-called Donetsk People’s Republic region of Ukraine and the so-called Luhansk People’s Republic region of Ukraine) or (d) any Person directly or, to the knowledge of the Borrowers or their respective Affiliates, indirectly 50% or more owned or controlled (individually or in the aggregate) by any such Person or Persons described in clause (a), (b) or (c) above.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

~~“Screen Rate”: (a) With respect to Dollar Advances, Daily Simple SOFR, (b) with respect to GBP Advances, Daily Simple SONIA, (c) with respect to Euro Advances, the EURIBOR Rate and (d) with respect to CAD Advances, Daily Simple CORRA; provided that, upon and during the occurrence of a Currency Disruption Event, with respect to the Advances affected by such Currency Disruption Event, the applicable “Screen Rate” shall be the Base Rate.~~

“SEC”: The Securities and Exchange Commission or any successor Governmental Authority.

“Second Highest Concentration Industry Classification”: On any date of determination, the S&P Industry Classification shared by Obligors of Eligible Loans having the second highest aggregate Outstanding Balance.

“Section 28(e)”: The meaning specified in Section 6.2(l).

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Trustee, (v) the Securities Intermediary and (vi) solely with respect to the right to receive fees, expenses and indemnities owing to it hereunder, the Collateral Manager.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Account Control Agreement”: Collectively (x) the Account Control Agreement, dated as of the date hereof, among the Borrower, State Street Bank and Trust Company, as the trustee, the Administrative Agent, the Collateral Manager and State Street Bank and Trust Company, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time and (y) the Account Control Agreement, dated as of January 19, 2024, among the Borrower, the Collateral Agent, the Administrative Agent, the Collateral Manager and Computershare Trust Company, N.A. as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: With respect to the Borrower, State Street Bank and Trust Company and Computershare Trust Company, N.A. or any subsequent (i) Clearing Corporation; or (ii) Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, agreeing to act in such capacity pursuant to the Securities Account Control Agreement.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller”: The Equityholder.

“Similar Law”: The meaning specified in Section 4.1(w)(iii).

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York (or any successor administrator ~~of the secured overnight financing rate~~).

“SOFR Administrator’s Website”: The website of the SOFR Administrator, currently at http~~://www.newyorkfed.orghttp~~://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day”: The meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: The meaning specified in the definition of “Daily Simple SOFR”.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SONIA”: A rate equal to the sterling overnight index average as administered by the SONIA Administrator.

“SONIA Administrator”: The Bank of England (or any successor administrator of the sterling overnight index average).

“SONIA Administrator’s Website”: The Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the sterling overnight index average identified as such by the SONIA Administrator from time to time.

“SONIA Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in London.

“SONIA Determination Day”: The meaning specified in the definition of “Daily Simple SONIA.”

“SONIA Rate Day”: The meaning specified in the definition of “Daily Simple SONIA.”

“Spot Rate”: Subject to Section 2.5, for any Alternative Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Alternative Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Standby Directed Investment”: Goldman FS Government MM Fund (FGTXX).

“Standstill Period”: The period commencing on the date on which an Event of Default occurs (other than an Event of Default described in Section 9.1(d)) and ending on the earlier of (a) the date on which such Event of Default is waived or cured in accordance with the terms hereof, and (b) the date that is forty-five (45) days after the occurrence of such Event of Default.

“Structured Finance Loan”: Any obligation issued by a special purpose entity secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor (excluding any Loan made to an operating business that buys, sells and/or liquidates such assets in the ordinary course of business), including (but not limited to) collateralized debt obligations, collateralized loan obligations, asset backed securities and mortgage backed securities or any resecuritization thereof or any similar obligation deemed to be a “Structured Finance Loan” for regulatory purposes by the Administrative Agent in its reasonable discretion.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“T2”: The real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day”: Any day on which T2 is open for the settlement of payments in Euros.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA”: For any Interest Period with respect to Advances denominated in CAD, the greater of (i) the sum of (x) the Term CORRA Reference Rate for a period of one month, at approximately 10:00 a.m. (Toronto time) on the day (such day, a “Term CORRA Determination Day”) that is two (2) CORRA Business Days prior to the first day of such Interest Period as such Term CORRA Reference Rate is published by the Term CORRA Administrator plus (y) the Term CORRA Adjustment and (ii) the Floor. If, by 5:00 p.m. (Toronto time) on any Term CORRA Determination Day, the Term CORRA Reference Rate for a period of one month has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for a period of one month as published by the Term CORRA Administrator on the first preceding CORRA Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding CORRA Business Day is not more than three (3) CORRA Business Days prior to such Term CORRA Determination Day; provided further that in no event shall Term CORRA determined pursuant to this sentence be less than the Floor.

“Term CORRA Adjustment”: A percentage equal to 0.29547% (29.547 basis points) per annum.

“Term CORRA Administrator”: CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of Administrative Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term CORRA Determination Day”: The meaning specified in the definition of “Term CORRA.”

“Term CORRA Reference Rate”: The forward-looking term rate based on CORRA.

“Term Rate Advance”: Any Advance that bears interest at a rate based on Term CORRA or the Eurocurrency Rate.

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Facility Maturity Date, and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Third Amendment Closing Date”: March 6, 2025.

“Third Highest Concentration Industry Classification”: On any date of determination, the S&P Industry Classification shared by Obligors of Eligible Loans having the third highest aggregate Outstanding Balance.

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or any comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of the ratio of (i) Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus Unrestricted Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower or the Collateral Manager in good faith.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Pledge Agreement, the Fee Letter, the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement, the Collateral Management Services Agreement, the Securities Account Control Agreement, any Joinder Supplement and the Collateral Agent and Trustee Fee Letter.

“Trustee”: Computershare Trust Company, N.A., not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 7.3A or such Person as shall have been appointed Trustee pursuant to Section 7.5A.

“Trustee Fee”: The fees, expenses and indemnities set forth as such in the Collateral Agent and Trustee Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Trustee Termination Notice”: The meaning specified in Section 7.5A.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the ~~related~~applicable Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Assets”: With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including, without limitation, to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“Unfunded Exposure Account”: Collectively, each Securities Account and any sub-accounts created and maintained on the books and records of the Securities Intermediary entitled “Unfunded Exposure Account”, subject to the Lien of the Trustee for the benefit of the Secured Parties.

“Unfunded Exposure Amount”: As of any date of determination, (i) other than as set forth in the following clause (ii), an amount equal to the aggregate amount (without duplication) in each applicable ~~Eligible~~Available Currency of all unfunded commitments associated with ~~the~~Revolving Loans or (ii) (x) after the end of the Reinvestment Period or (y) during the continuance of any Event of Default, an amount (without duplication) in each applicable Available Currency equal to all unfunded commitments associated with Revolving Loans or Reinvestment Period DDTL Master Participation Interests which are Eligible Loans.

“Unfunded Exposure Equity Amount”: As of any date of determination, (a) other than as set forth in the following clause (b), an amount equal to the sum, for each Loan owned by the Borrower, of (i) the product of (~~a)~~A) if such Loan is a Revolving Loan, the Unfunded Exposure Amount with respect to such Loan multiplied by (~~b~~B) the difference of (x) 100% minus (y) the Advance Rate for such Loan plus (ii) an amount equal to the product of the Outstanding Balance of such Loan and the percentage by which its Assigned Value is reduced following an Assigned Value Adjustment Event or (b) after the end of the Reinvestment Period or during Event of Default, an amount equal to (x) the aggregate sum of the products of (i) the Unfunded Exposure amount with respect to Revolving Loans or Reinvestment Period DDTL Master Participation Interest multiplied by (ii) the difference of 100% minus the Advance Rate of each such Revolving Loan or Reinvestment Period DDTL Master Participation Interest constituting the Unfunded Exposure Amount plus (y) the aggregate sum of any Assigned Value reductions (expressed in the applicable ~~Eligible~~Alternative Currency) associated with the Unfunded Exposure ~~Amount with respect to such Loan~~Amounts for all Revolving Loans and/or Reinvestment Period DDTL Master Participation Interests.

“United States” or “U.S.”: The United States of America.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

~~“U.S. Obligor”: Any Obligor that is domiciled, organized or incorporated in the United States or any State thereof~~

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for the purposes of the notice requirements in Section 2.3(b), such day is also a Business Day.

“U.S. Person”: Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate”: The meaning set forth in Section 2.13(f).

“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Wells Fargo”: The meaning specified in the Preamble.

“Withholding Agent”: The Borrower and the Administrative Agent.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with the Applicable Accounting Standard. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means Charlotte, North Carolina time;

(f) the word “including” is not limiting and means “including without limitation;”

(g) the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) reference to any delivery or transfer to the Collateral Agent with respect to the Collateral means delivery or transfer to the Collateral Agent on behalf of the Secured Parties;

(k) if any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day;

(l) reference to the date of any acquisition, sale or other disposition of any Collateral, or the date on which any asset is added to or removed from the Collateral shall mean the related “settlement date” and not the related “trade date”;

(m) on any date when more than one (1) Borrower is party to this Agreement, the obligations of each Borrower hereunder shall be joint and several in all respects, including, without limitation, for purposes of Article X;

(n) for purposes of calculating the Aggregate Borrowing Base, Adjusted Borrowing Value and Unfunded Exposure Equity Amount on any date of determination ~~(other than the calculation of the~~, the Aggregate Borrowing Base, Adjusted Borrowing Value ~~in determining the Borrowing Base (CADs), the Borrowing Base (Dollars), the Borrowing Base (Euros) and the Borrowing Base (GBPs)), the Adjusted Borrowing Value~~, Outstanding Balance, Unfunded Exposure Amount of the applicable Loans (or Advances) shall be converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate and for purposes of determining the existence or occurrence of any Borrowing Base Deficiency, the Advances Outstanding shall be converted to Dollars, if necessary, by the Collateral Manager using the Applicable Conversion Rate;

(o) for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.1;

(p) any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its sole discretion;

(q) references herein to the knowledge or actual knowledge of a Person shall mean the actual knowledge following due inquiry of a Responsible Officer of such Person;

(r) [reserved];

(s) [reserved];

(t) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to Administrative Agent a written reconciliation in form and substance reasonably satisfactory to Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles; and

(u) neither the Administrative Agent ~~does not~~nor the Collateral Agent warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, Daily Simple SONIA, Term CORRA, the Eurocurrency Rate, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.20, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, Daily Simple SONIA, Term CORRA, the Eurocurrency Rate, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE ADVANCES

Section 2.1 The Advances.

(a) During the Reinvestment Period, the Borrower may, at its option, request the Lenders to make advances of funds in an ~~Eligible~~Available Currency (each, an “Advance”) pursuant to a Funding Notice; provided, however, that no Lender shall be obligated to make any Advance on or after the date that is two (2) Business Days prior to the Reinvestment Period End Date, unless the Borrower has entered into a binding commitment to purchase an Eligible Loan prior to the declaration of the Termination Date or the Reinvestment Period End Date pursuant to Section 9.2(a) and the related Advance Date is not more than thirty (30) days after such declaration.

(b) Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Lenders shall fund such Advance. Notwithstanding anything to the contrary herein, no Lender shall make any Advance if, after giving effect to such Advance and the addition to the Collateral of the Eligible Loans to be acquired by the Borrower with the proceeds of such Advance, (i) in the sole discretion of any such Lender, a Default or Event of Default would or could reasonably be expected to result therefrom, (ii) a Borrowing Base Deficiency or a Foreign Currency Sublimit Breach would occur.

(c) The Borrower may, with the written consent of the Administrative Agent, add additional Persons who satisfy the requirements set forth in Section 12.16 as Lenders and increase the Commitments hereunder; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower a Joinder Supplement.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Section 2.1(a), the Borrower may request an Advance from the Lenders by delivering to the Lenders at certain times the information and documents set forth in this Section 2.2.

(b) With respect to (x) all Advances denominated in Dollars, no later than 1:00 p.m. on the proposed Funding Date, (y) all Advances denominated in an ~~Eligible~~Alternative Currency other than ~~Dollars or~~ GBPs, no later than 3:00 p.m. three (3) Business Days prior to the proposed Funding Date and (z) all Advances denominated in GBPs, no later than 3:00 p.m. five (5) Business Days prior to the proposed Funding Date, the Borrower shall deliver:

(i) to the Administrative Agent and the Collateral Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent, each Lender and the Collateral Agent a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) which shall (i) specify the desired amount of such Advance in the applicable ~~Eligible~~Available Currency, which amount shall (x) not cause a Borrowing Base Deficiency and (y) be at least equal to the lesser of (A) ~~the equivalent of~~ $500,000 ~~in such Eligible~~(or the Alternative Currency Equivalent thereof) and (B) the equivalent in such ~~Eligible~~Available Currency of the Foreign Currency Sublimit on such day minus the Foreign Currency Advance Amount on such day before giving effect to the requested Advance as of such date, in each case (1) as determined by the Collateral Manager using the Applicable Conversion Rate and (2) to be allocated to each Lender in accordance with its Pro Rata Share, (ii) specify the proposed Funding Date of such Advance, (iii) specify the Loan(s) (if any) to be financed on such Funding Date (including the appropriate file number, Obligor, Outstanding Balance, ~~Eligible~~Available Currency, Approved Country, Assigned Value and Purchase Price for such Loan(s) (if any)), and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable. If any Funding Notice is received by the Administrative Agent, the Collateral Agent and each Lender after the applicable time set forth in the first sentence of this Section 2.2(b) on any Business Day or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent, the Collateral Agent and each Lender at 9:00 a.m. on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in Section 2.1(a) and upon satisfaction or waiver of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing (x) a Borrowing Base Deficiency or (y) a Foreign Currency Sublimit Breach.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be severable from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not cause any other Lender to be responsible for any amounts in excess of its Pro Rata Share of any such Advance nor relieve any other Lender of its obligation hereunder.

(e) Each Term Rate Advance shall automatically Rollover upon the termination of each applicable Interest Period without notice from the Borrower until repaid. On each Rollover Date, all Term Rate Advances in the same Available Currency that are outstanding on such Rollover Date shall, whether or not they are separate Term Rate Advances prior to such Rollover Date, be combined into a single Term Rate Advance in such Available Currency with one (1) Interest Period related to such Term Rate Advance.

Section 2.3 Reduction of the Facility Amount; Principal Repayments.

(a) The Borrower (or the Collateral Manager on behalf of the Borrower) may irrevocably terminate the Commitments in whole or irrevocably reduce in part the portion of the Commitments that exceed the sum of the Advances Outstanding and accrued Interest and Breakage Costs with respect thereto; provided that (i) the Borrower shall provide a Repayment Notice at least one (1) Business Day prior to the date of such termination or reduction to the Administrative Agent (with a copy to the Collateral Manager); (ii) any partial reduction of the Commitments shall be in an amount equal to at least $5,000,000 (or the Alternative Currency Equivalent thereof) and in integral multiples of $500,000 ~~in~~(or the Alternative Currency Equivalent thereof) in excess thereof, and (iii) in the case of such termination or reduction on or prior to the thirtieth (30th) Business Day before the second anniversary of the Third Amendment Closing Date other than in connection with a Permitted Securitization, the Borrower shall pay to the Administrative Agent for distribution to the Lenders the applicable Commitment Reduction Fee; provided, further, that no Commitment Reduction Fee shall be due and payable if such termination or reduction occurs as a result of any Lender imposing increased costs or seeking compensation pursuant to Section 2.12 or Section 2.13. Each notice of a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The applicable Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) The Borrower (or the Collateral Manager on behalf of the Borrower) may, at any time, reduce Advances Outstanding in any ~~Eligible~~Available Currency; provided that (i) the Borrower shall provide a Repayment Notice at least ~~one~~three (~~1~~3) U.S. Government Securities Business ~~Day~~Days prior to the date of such reduction to the Administrative Agent, the Collateral Agent and the Lenders (provided that same day notice may be given with respect to curing any Borrowing Base Deficiency or Foreign Currency Sublimit Breach) and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that no Borrowing Base Deficiency or Foreign Currency Sublimit Breach exists) shall be in a minimum amount of the ~~equivalent of~~ $500,000 (or the Alternative Currency Equivalent thereof) and in integral multiples of ~~the equivalent of~~ $100,000 (~~in each case, as determined by the Collateral Manager using the Applicable Conversion Rate~~or the Alternative Currency Equivalent thereof) in excess thereof. In connection with any such reduction of Advances Outstanding, the Borrower shall deliver (1) to the Administrative Agent, the Collateral Agent and each Lender of such Advances, a Repayment Notice and (2) funds to the Collateral Agent for payment to the Lenders of such Advances sufficient to repay such Advances Outstanding, accrued Interest thereon and any Breakage Costs which may include instructions to the Collateral Agent to use funds from the Principal Collection Account and/or funds otherwise provided by the Borrower or the

Equityholder to the Collateral Agent with respect thereto; provided that, the Advances Outstanding will not be reduced unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

(c) Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and the Lenders.

Section 2.4 Determination of Interest.

(a) The Collateral Agent shall determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Collateral Manager and the Borrower thereof on the third Business Day prior to such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

(c) No Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

~~Section 2.5 Conforming Changes.~~

(d) In connection with the use, administration, adoption or implementation of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that the Administrative Agent provides prompt written notice of such amendment to the other parties hereto.

Section 2.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Equivalent amount of each Advance denominated in an Alternative Currency. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of any Required Reports or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Advances Outstanding in any Alternative Currency for purposes of the Transaction Documents (including, for the avoidance of doubt, calculation of the Non-Usage Fee) shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with the making, Rollover or prepayment of an Advance, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) Notwithstanding the foregoing provisions of this Section 2.5 or any other provision of this Agreement, in connection with Daily Simple RFR Advances in an Alternative Currency, the Spot Rate on the applicable Funding Date shall be the Spot Rate in effect as of the Revaluation Date applicable to the first Advance of any such Daily Simple RFR Advances in such Alternative Currency (or, if applicable, any later Revaluation Date pursuant to clause (iii) of the definition of “Revaluation Date”).

Section 2.6 Borrowing Base Deficiency and Foreign Currency Sublimit Breach Cures.

(a) Any Borrowing Base Deficiency may be cured by the Borrower taking one or more of the following actions in the aggregate amount necessary to cure such Borrowing Base Deficiency:

(i) crediting Cash into the Principal Collection Account;

(ii) repaying the applicable Advances Outstanding in accordance with Section 2.3(b);

(iii) posting additional Eligible Loans and/or Permitted Investments as Collateral; provided that the amount of any reduction of a Borrowing Base Deficiency pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans; or

(iv) selling one or more Loans in accordance with Section 2.14.

(b) Any Foreign Currency Sublimit Breach may be cured by the Borrower by repaying the applicable Advances Outstanding in accordance with Section 2.3(b).

For the avoidance of doubt, the Borrower may cure a Borrowing Base Deficiency by any combination of (i), (ii), (iii) or (iv) of this Section 2.6 (or by any other action with the prior written consent of the Required Lenders). Notwithstanding any other provisions of this Agreement, if the Borrower has eliminated a Borrowing Base Deficiency pursuant to clause (i) of this Section 2.6, upon written request of the Borrower to the Collateral Agent to release such funds from the Principal Collection Account and certification by the Borrower that immediately after giving effect to the return of any such Cash, no Borrowing Base Deficiency will exist, the Borrower shall be permitted the return of all or a portion of the Cash so deposited in the Principal Collection Account and the Collateral Agent shall pay the amount so requested to the Borrower and, for the avoidance of doubt, such amount shall not constitute Available Funds.

proper investment instruction, such amounts shall remain uninvested. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 or Section 2.8 (as applicable). For the avoidance of doubt, all amounts on deposit in the Collateral Account shall remain uninvested.

(e) Unfunded Exposure Account. On the last day of the Reinvestment Period and upon each occurrence (but solely during the continuance) of an Event of Default, the Borrower shall fund an amount equal to the Unfunded Exposure Amount into the Unfunded Exposure Account. All funding requests associated with the Unfunded Exposure Amount shall be made from the Unfunded Exposure Account after the Reinvestment Period End Date. All uninvested amounts on deposit in the Unfunded Exposure Account shall be invested in Permitted Investments selected by the Collateral Manager on each Payment Date (or pursuant to standing instructions provided by the Collateral Manager).

(f) ~~Eligible~~Available Currency.

(i) For purposes of Section 2.7 and Section 2.8, any Available Funds on deposit in the Interest Collection Account and the Principal Collection Account denominated in any ~~Eligible~~Available Currency shall be applied on any Payment Date (i) first, to make payments in such ~~Eligible~~Available Currency and (ii) second, to make payments in any other ~~Eligible~~Available Currency (pro rata based on available amounts from each other ~~Eligible~~Available Currency), as converted by the Collateral Manager using the Applicable Conversion Rate; provided, that such payments shall be subject to availability of such funds pursuant to Section 2.7 and Section 2.8.

(ii) The Collateral Manager shall instruct the Collateral Agent, on the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Account into Dollars to the extent necessary to make payments pursuant to Section 2.7 or Section 2.8, as applicable (as determined by the Collateral Manager using the Applicable Conversion Rate.

(iii) Any Available Funds on deposit in the Principal Collection Account denominated in an ~~Eligible~~Available Currency may be converted by the Collateral Manager into another ~~Eligible~~Available Currency on any Business Day (other than a Payment Date) using the Applicable Conversion Rate so long as (i) the Borrower is in compliance with each Borrowing Base both prior to and after giving effect to such conversion, and (ii) the converted amounts are used solely for purposes of acquiring a Loan denominated in such other ~~Eligible~~Available Currency pursuant to Section 2.14. The Collateral Manager shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion.

Section 2.10 Payments, Computations, etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States or in such other ~~Eligible~~Available Currency in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the Prime Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder and under the other Transaction Documents shall be made on the basis of a year consisting of 360 days (other than calculations with respect to (x) ~~Daily Simple~~ CORRA and ~~Daily Simple~~ SONIA, which shall be based on a year consisting of 365 days and (y) the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.10(a) until repaid in full.

(c) If any Advance requested by the Borrower is not effectuated as a result of the Collateral Manager’s or the Borrower’s actions or failure to fulfill any condition under Section 3.2, (which, in the case of the Collateral Manager, is solely within the control of the Collateral Manager) as the case may be, on the date specified therefor, whichever of the Collateral Manager or the Borrower is at fault, such Person shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance upon receipt by the Borrower of documentation setting forth such costs.

Section 2.11 Fees.

The Borrower shall pay to Cadwalader, Wickersham & Taft LLP as counsel to the Administrative Agent and the Lenders, within two (2) Business Days following an invoice therefor, their reasonable invoiced fees and out-of-pocket expenses through the Third Amendment Closing Date.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject any Affected Party to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital

(d) In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower and the Collateral Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a ~~Currency~~ Disruption Event with respect to any Lender has occurred ~~on any date prior to the occurrence of a~~with respect to any then-current Benchmark ~~Transition Event~~, such Lender shall in turn so notify the Borrower, whereupon ~~the Interest Rate with respect to~~ all Advances ~~outstanding of~~Outstanding made by the affected Lender ~~denominated in the affected Eligible~~in the applicable Available Currency ~~shall~~will accrue Interest at the Base Rate ~~plus the Applicable Spread; provided, that such Lender or the Administrative Agent shall notify the Borrower promptly when the Currency Disruption Event is no longer continuing and interest on such Advances Outstanding on and after the date of such notice with respect to such Lender shall accrue interest at the Benchmark plus the Applicable Spread.~~ from and including the date of such Disruption Event to, but excluding, the earlier of (x) such time as the conditions leading to such Disruption Event no longer exists and (y) the Benchmark Replacement Date for such Benchmark.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12 for any amounts incurred more than six (6) months prior to the date that such Affected Party notifies the Borrower of such Affected Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

(g) Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, subject such Lender to any unreimbursed cost or expense or otherwise be disadvantageous to such Lender. In no event will Borrower be responsible for increased amounts referred to in this Section 2.12, which relates to any other entities to which Lenders provide financing.

Section 2.14 Reinvestment; Discretionary Sales, Substitution and Optional Sales of Loans.

(a) Reinvestment. On the terms and conditions hereinafter set forth as certified in writing to the Administrative Agent and the Collateral Agent, prior to the Facility Maturity Date, the Borrower may withdraw funds on deposit in the Principal Collection Account for the following purposes:

(i) to reinvest such funds in Loans to be pledged hereunder (a “Reinvestment”), so long as (1) all conditions precedent set forth in Section 3.2 have been satisfied and (2) each Loan acquired by the Borrower in connection with such reinvestment shall be an Eligible Loan; or

(ii) to make payments in respect of the Advances Outstanding in the applicable ~~Eligible~~Available Currency at such time in accordance with and subject to the terms of Section 2.3(b).

Upon the satisfaction of the applicable conditions set forth in this Section 2.14(a) (as certified by the Borrower to the Administrative Agent and the Collateral Agent), the Collateral Agent will release funds from the Principal Collection Account to be applied pursuant to clause (i) or clause (ii) above in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount on deposit in the Principal Collection Account on such day.

(b) Substitutions. Subject to Sections 2.14(e) and (f), the Borrower may, during the Reinvestment Period, sell any Loan and replace such Loan with another Loan (each such sale and replacement, a “Substitution”) so long as (i) no Event of Default has occurred and is continuing and, immediately after giving effect to such Substitution, no Default or Event of Default shall have occurred, (ii) each substitute Loan acquired by the Borrower in connection with a Substitution shall be an Eligible Loan, (iii) 100% of the proceeds from the sale of the Loan(s) to be replaced in connection with such Substitution are either applied by the Borrower to acquire the substitute Loan(s) or deposited in the Collection Account, (iv) all conditions precedent set forth in Section 3.2 have been satisfied with respect to each substitute Loan to be acquired by the Borrower in connection with such Substitution and (v) immediately after giving effect to such Substitution, no Borrowing Base Deficiency exists; provided that, notwithstanding anything to the contrary set forth in Section 3.2, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Substitution, the Borrower may effect a Substitution so long as, immediately after giving effect to such Substitution and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency is reduced or cured.

(x) with respect to an Optional Sale, the Borrower shall, not later than ten (10) Business Days prior to the date of such sale, deliver to the Administrative Agent and each Lender a certificate and evidence to the reasonable satisfaction of such parties (which satisfaction shall be confirmed in writing by the Administrative Agent and each Lender) that (i) the Borrower shall have sufficient funds on or prior to the date of such sale to pay the outstanding Obligations in full pursuant to Section 2.8 and (ii) solely with respect to an Optional Sale, such Optional Sale is being conducted in connection with a Permitted Securitization; and

(xi) if any such Discretionary Sale, sale pursuant to a Substitution or Optional Sale is in connection with a Permitted Securitization, the Administrative Agent has provided its prior written consent (in its sole discretion) thereto.

(f) Limitations on Discretionary and Optional Sales, Substitutions and Repurchases. The aggregate Outstanding Balance of all Loans which are sold or intended to be sold by the Borrower on or after the Third Amendment Closing Date in connection with a Substitution or a Discretionary Sale during any 12-month rolling period (or, if more recent, the period commencing on the Third Amendment Closing Date) shall not exceed, collectively, 20% of the Facility Amount as of the start of such 12-month period (or, if more recent, the Third Amendment Closing Date); provided that, the limitation set forth in this clause (f) shall not apply with respect to (x) any Substitution or Discretionary Sale of a Loan with an Assigned Value of zero or (y) any Discretionary Sale to a Person established in connection with a Permitted Securitization.

(g) Sales of Loans with an Assigned Value of Zero and Sales of Equity Securities. So long as no Default or Event of Default exists or would result, the Borrower may sell any Loan with an Assigned Value of zero or any Equity Security to any Person; provided, that (i) any such sale shall be made on an arm’s-length basis at fair market value (or, solely with respect to any Loan purchased by the Seller pursuant to Section 7.1 of the Sale Agreement, the applicable Transfer Deposit Amount (as defined in the Sale Agreement)), and (ii) any such sale shall comply with the Portfolio Acquisition and Disposition Requirements.

Section 2.15 Assignment of Specified Agreements.

The Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement, the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under each of the Sale Agreement and the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement. The Borrower confirms that the Trustee, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Sale Agreement, the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Trustee for the benefit of the Secured Parties.

(b) If the Administrative Agent determines in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 [Reserved].

Section 2.19 Increase in Facility Amount.

The Borrower may, with the prior written consent of each Lender (in its sole discretion, and subject to customary conditions precedent including, without limitation, no existing Event of Default), (i) increase the Commitment of the existing Lenders (pro rata) with the consent of each such Lender, (ii) add additional Lenders and/or (iii) increase the Commitment of any Lender with the consent of such Lender, in each case which shall increase the Maximum Facility Amount by the amount of the Commitment of each such existing or additional Lender up to an aggregate maximum of $650,000,000.

Section 2.20 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from ~~the~~ Lenders ~~representing an aggregate of more than 50% of the aggregate Commitments (or, if the applicable Commitments have been terminated, Advances Outstanding)~~comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement~~; provided, that the Administrative Agent provides prompt written notice of such amendment to the other parties hereto~~ or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of (~~i~~A) the implementation of any Benchmark Replacement and (~~ii~~B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Eurocurrency Rate or Term CORRA) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “~~Accrual~~Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “~~Accrual~~Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for an Advance denominated in the applicable Available Currency to be made during any Benchmark Unavailability Period. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the Base Rate shall be used instead of such Benchmark to calculate Interest with respect to the Advances Outstanding that bear interest at a rate based on such Benchmark.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1 Conditions to Closing.

No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Administrative Agent or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent;

(b) The Administrative Agent shall have received satisfactory evidence that the Seller, the Borrower, the Equityholder and the Collateral Manager has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(c) The Collateral Manager, the Equityholder and the Borrower shall each have delivered to the Administrative Agent a certificate as to whether such Person is Solvent in the form of Exhibit C;

(d) (i) The Borrower shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Borrower has occurred and is continuing, (ii) the Collateral Manager shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Collateral Manager or Collateral Manager Termination Event has occurred and is continuing and (iii) the Equityholder shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Equityholder has occurred and is continuing;

(e) The Administrative Agent and the Collateral Manager shall have received, with a counterpart for each Lender, the executed legal opinion or opinions of Dechert LLP, counsel to the Borrower, covering enforceability, grant and perfection of the security interests on the Collateral and non-consolidation of the Borrower with the Equityholder, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(f) The Borrower and the Administrative Agent shall have received the executed legal opinion or opinions of Dechert LLP, counsel to the Seller, the Equityholder and the Collateral Manager, covering enforceability of the Transaction Documents to which the Seller, the Equityholder or the Collateral Manager is a party and, in the case of the Seller, grant and perfection of the security interests in favor of the Borrower granted under the Sale Agreement and the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement and true sale of the Loans from the Seller to the Borrower, in each case, in form and substance acceptable to the Administrative Agent;

Funding Date, (ii) if the Advance is denominated in an ~~Eligible~~Alternative Currency other than ~~Dollars or~~ GBPs, no later than 3:00 p.m. three (3) Business Days prior to the proposed Funding Date and (iii) if the Advance is denominated in GBPs, no later than 3:00 p.m. five (5) Business Days prior to the proposed Funding Date:

(i) a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan Schedule listing each Loan, if any, proposed to be acquired by the Borrower in connection with such Transaction; and

(ii) if a Loan is being acquired with such Advance, a certificate of assignment in the form of Exhibit F (including Exhibit A thereto) or other relevant transfer documentation and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender;

(b) With respect to any Reinvestment of Principal Collections permitted by Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b), the Collateral Manager shall have delivered to the Administrative Agent, no later than 3:30 p.m. on the Business Day prior to any such reinvestment, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Collateral Manager on behalf of the Borrower;

(c) On the date of such Transaction (A) the Borrower shall be deemed to have certified that each of the following statements shall be true and correct as of such date and (B) if the related Borrower’s Notice is executed by the Borrower, the Borrower shall have certified in such notice that (other than with respect to the Collateral Manager’s certifications in clauses (d) and, with respect to reports required to be delivered by the Collateral Manager under the Transaction Documents, (g) and the conditions precedent in clauses (f), (h) and (i) of this Section 3.2) all conditions precedent to the requested Transaction have been satisfied:

(i) the representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all respects on and as of such day (other than any representation and warranty that is made as of a specific date);

(ii) no event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes a Default or an Event of Default;

(iii) on and as of such day, immediately after giving effect to such Transaction (A) no Borrowing Base Deficiency exists (or, to the extent permitted under Section 2.14(b), any Borrowing Base Deficiency is reduced) and (B) the Foreign Currency Advance Amount will not exceed the Foreign Currency Sublimit;

(iv) to the extent applicable to the requested Transaction and with respect to the Borrower, no Applicable Law shall prohibit or enjoin the proposed Reinvestment of Principal Collections or acquisition of Loans; and

(v) on and as of such day, immediately after giving effect to such Transaction, the Advances Outstanding do not exceed the Facility Amount.

(j) In connection with the initial Advance with respect to the acquisition of any Loan, the Borrower shall have delivered to the Collateral Agent (with a copy to the Administrative Agent), no later than 3:30 p.m. on the related Advance Date, a faxed or emailed copy of the duly executed original promissory notes for each such Loan in respect of which a promissory note is issued (and, in the case of any Noteless Loan, a fully executed assignment agreement), and (x) if any Loans are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan confirming the possession of the Required Loan Documents or (y) with respect to the Loans acquired by the Borrower on the Closing Date, written confirmation from the Collateral Manager that either (1) it has possession of the Required Loan Documents or (2) it has received confirmation that the Required Loan Documents are being sent to it; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Checklist and the Required Loan Documents to be in the possession of the Collateral Agent within five (5) Business Days (or such longer period as otherwise permitted by the definition of Required Loan Documents) of any related Advance Date with respect to any Loan; and

(k) (i) With respect to any Advance, the proceeds of which will be used to acquire a Loan, such Advance shall be denominated in the same ~~Eligible~~Available Currency as such Loan, (ii) with respect to any Reinvestment of Principal Collections pursuant to Section 2.14(a)(i), such Principal Collections shall be denominated in the same ~~Eligible~~Available Currency (or converted to such ~~Eligible~~Available Currency pursuant to Section 2.9(f)(iii)) as the Loan acquired in connection with such Reinvestment and (iii) with respect to any Substitution pursuant to Section 2.14(b), the Loan sold in connection with such Substitution shall be denominated in the same ~~Eligible~~Available Currency as the Loan acquired in connection with such Substitution.

The failure of any of the foregoing conditions precedent to be satisfied in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the related Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Custodianship; Transfer of Loans and Permitted Investments.

(a) The Collateral Agent shall hold all Certificated Securities and Instruments in physical form at its offices set forth in Section 5.5(c). Any successor Collateral Agent shall be a state or national bank or trust company which is not an Affiliate of the Borrower or the Seller, which is a Qualified Institution and which makes the representations of the Collateral Agent set forth herein to the Borrower, the Administrative Agent and the Lenders in connection with the assumption of the Collateral Agent’s duties hereunder.

(b) Each time that the Borrower shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall, if such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment or other relevant transfer documentation has not already been delivered to the Collateral Agent in accordance with the requirements set forth in the definition of “Required Loan Documents”,

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “certificated securities”, “uncertificated securities”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i);

(iii) with respect to Collateral that constitute Security Entitlements:

(1) all of such Security Entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2) the Borrower has taken all steps necessary to enable the Trustee to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties. The Borrower has not instructed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that, until the Trustee delivers a Notice of Exclusive Control, the Borrower and the Collateral Manager may cause Cash in the Accounts to be invested in Permitted Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement.

(iv) all Accounts constitute “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time to time in the State of New York;

(v) the Borrower owns and has good and marketable title to (or, with respect to assets securing any Collateral, a valid security interest in) the Collateral free and clear of any Lien (other than Permitted Liens) of any Person; provided that with respect to any ~~Closing Date~~ Reinvestment Period DDTL Master Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan until the Elevation Date of such ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the transfer and granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Borrower has taken all necessary steps to authorize the Administrative Agent and the Trustee to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Trustee, for the benefit of the Secured Parties, in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization;

(viii) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement (A) relating to the security interest granted to the Trustee hereunder, (B) relating to the security interest, if any, granted to the Borrower under the Sale Agreement, (C) relating to the security interest, if any, granted to the Borrower under the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement or (D) that has been terminated and/or fully and validly assigned to the Trustee or the Borrower on or prior to the date hereof;

(ix) (ix) other than Permitted Liens, there are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower;

(x) other than in the case of Noteless Loans, all original executed copies of each underlying promissory note that constitute or evidence each Loan that is evidenced by a promissory note has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Agent;

(xi) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Agent that the Collateral Agent or its bailee is holding the underlying promissory notes that evidence all Loans evidenced by a promissory note solely on behalf of the Collateral Agent for the benefit of the Secured Parties;

(xii) other than any assignment to the Borrower in connection with the Borrower’s acquisition of the related Loan, if applicable, none of the underlying promissory notes (if any) that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties;

(xiii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Agent on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, on behalf of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, on behalf of the Secured Parties, upon original issue or registration of transfer by the Borrower; and

(xiv) in the case of an Uncertificated Security, such Borrower shall cause the issuer of such Uncertificated Security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such Uncertificated Security.

(n) Reports Accurate. Any of the following information provided or prepared by an Obligor, the Collateral Manager, the Equityholder, the Seller or the Collateral Agent, including, without limitation, any financial statements required pursuant to Section 5.3(f), all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Administrative Agent or any Lender in connection with this Agreement are (other than projections, forward-looking information, general economic data or industry information and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Loan or Obligor), true, complete and correct after giving effect to any updates thereto (or, with respect to information relating to third parties, is true and correct in all material respects to the actual knowledge of a Responsible Officer of the Borrower) as of the date such information is provided.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The Borrower’s Federal Employer Identification Number is correctly set forth on the certificate required pursuant to Section 3.1(l). The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Closing Date, except as permitted under and in satisfaction of Section 5.1(o)(vii).

(p) Collection Account. The Collection Accounts (including any sub accounts thereof) are the only accounts to which Collections are sent.

(q) Legal Name. The Borrower’s exact legal name is, and at all times has been the name as set forth on Annex A hereto, except as permitted under and in satisfaction of Section 5.1(o)(vii).

(r) Sale Agreement and ~~Closing Date~~Reinvestment Period DDTL Participation Agreement. The Sale Agreement and the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement are the only agreements pursuant to which the Borrower purchases Collateral from MMJV SPV LP, the Seller or any Affiliate of the Seller.

(s) Value Given. The Borrower shall have given reasonably equivalent value to the applicable Seller or the applicable third party seller of Collateral in consideration for the transfer to the Borrower of the Collateral, and no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any Section of the Bankruptcy Code.

(t) Accounting. Other than for tax purposes, the Borrower accounts for the transfers to it of Collateral as purchases of such Collateral for legal and financial accounting purposes (including notations on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

Section 4.7 Representations and Warranties of the Equityholder.

The Equityholder (in such capacity or as the Seller) hereby represents and warrants, as of the Closing Date and each date the Borrower acquires any Collateral from the Equityholder:

(a) No Fraud. Each Loan originated by an unaffiliated third party was, to the best of the Seller’s knowledge, originated without any fraud or material misrepresentation.

(b) Sanctions. None of the Equityholder, or any Person directly or indirectly Controlled by the Equityholder nor, to the knowledge of the Equityholder, any Affiliate of the Equityholder (i) is a Sanctioned Person; (ii) is controlled by or is acting on behalf of a Sanctioned Person; (iii) is, to the Equityholder’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will not cause the funding of any repayment of the Obligations with proceeds directly or, to its knowledge, indirectly derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement to be in breach of any Sanctions. The Equityholder will notify each Lender and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of any breach of this section.

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its existence, rights, franchises and privileges as a limited liability company formed under the laws of the State of Delaware, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have, or could reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Governing Documents of the Borrower in full force and effect and shall not amend the same without the prior written consent of the Administrative Agent. The Borrower shall ensure that all formalities regarding its separate existence, to the extent legally permissible, are followed.

(c) Performance and Compliance with Collateral. The Borrower will, at the Borrower’s expense, timely and fully perform and comply (or, by exercising its rights thereunder, cause the Seller or MMJV SPV LP, as applicable, to perform and comply pursuant to the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with the Applicable Accounting Standard and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person at reasonable times and during normal business hours, without unreasonably interfering with such party’s business and affairs and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such person with the Responsible Officers thereof and independent accountants therefor, in each case, other than (x) material and affairs protected by the attorney-client privilege and (y) materials which such party may not disclose without violation of confidentiality obligations binding upon it. Each Lender (or a representative designated by each Lender) shall have the right to accompany the Administrative Agent on each such visit and inspection. For the avoidance of doubt, the right of the Administrative Agent provided herein to visit and inspect the financial records and properties of the Borrower shall be limited to not more than one (1) such visits and inspections in any fiscal year; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections, and after the resolution of such Event of Default, the number of visits occurring in the current fiscal year shall be deemed to be zero.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement, the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement or directly from an unaffiliated third party, (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements or notices (as applicable) against the Borrower in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Deposit of Collections.

(i) The Borrower shall, or shall cause the Collateral Manager to, instruct each Obligor (or, (x) with respect to any Agented Loan, the paying agent or (y) with respect to any ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest ~~for which the Elevation Date has not yet occurred, the seller under the Closing Date Participation Agreement~~, the Equityholder) to deliver all Collections in respect of the Collateral to the General Collection Account. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(ii) The Borrower shall, or shall cause the Collateral Manager to, identify any available Collections received in any ~~Eligible~~Available Currency as being on account of Principal Collections and Interest Collections no later than the Measurement Date related to the Payment Date immediately following such Accrual Period, and direct the Collateral Agent and Securities Intermediary to transfer the same to the Principal Collection Account and the Interest Collection Account, respectively.

(g) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(u).

(h) Borrower’s Notice. On each Funding Date and on the date of each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) or acquisition by the Borrower of Loans in connection with a Substitution pursuant to Section 2.14(b), the Borrower will provide the applicable Borrower’s Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Collateral Agent).

(i) Events of Default. Within two (2) Business Days, following the knowledge or receipt of notice by a Responsible Officer of the Borrower of the occurrence of any Event of Default or Default, the Borrower will provide the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event (to the extent known by the Borrower) and the action, if any, that the Borrower proposes to take with respect thereto.

(j) Obligations. The Borrower shall pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and the Borrower shall enforce all indemnities and rights against Obligors in accordance with this Agreement and all rights against (i) the Seller under the Sale Agreement and (ii) MMJV SPV LP under the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement.

(k) Taxes. The Borrower (i) will be treated as either (x) a domestic partnership (each of whose partners (as determined for U.S. federal income tax purposes) will be U.S. Persons) or (y) a disregarded entity of a U.S. Person for U.S. federal income tax purposes and (ii) will timely file or cause to be filed all U.S. federal and state income Tax returns and other material Tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal and state income Taxes and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP.

(s) Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(s). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(t) Non-Consolidation. The Borrower shall at all times refrain from any action, or conducting its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding, or that otherwise causes it to make incorrect any of the assumptions made by Dechert LLP in its opinions delivered on the Closing Date.

(u) Loan Acquisitions. All Loans acquired by the Borrower shall be acquired from the Seller or MMJV SPV LP, as applicable, pursuant to the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement or from an unaffiliated third party.

(v) Lien Searches Against Obligors. The Administrative Agent shall, at any time, have the right to run a UCC lien search against any Obligor or equivalent searches in any Obligor’s jurisdiction of formation. Each such lien search shall be at the sole expense of the Borrower.

(w) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trustee or the other Secured Parties under or as contemplated by this Agreement.

(x) Notice of Liens. Promptly after receipt by a Responsible Officer of the Borrower of knowledge or notice thereof, the Borrower will promptly notify the Administrative Agent and the Collateral Agent of the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any Collateral and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.1(x) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(y) Tax Returns. Upon demand by the Administrative Agent, the Borrower shall, as soon as reasonably practicable, deliver copies of any foreign, federal and other material income Tax returns and reports filed by the Borrower, if any.

(z) Purchase Agreements. The Borrower shall enforce all of its rights, other than any rights relating to Loans previously sold or otherwise disposed of by the Borrower in accordance with this Agreement unless the Administrative Agent has given written direction that such right may be waived.

(aa) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower, each Person directly, or indirectly Controlled by the Borrower and, to the Borrower’s knowledge, any other Affiliate of the Borrower shall: (i) comply with all applicable Anti–Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to achieve compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations with proceeds directly or, to its knowledge, indirectly derived from any activities in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(bb) Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

Section 5.2 Negative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a) Other Business. The Borrower will not without the prior written consent of the Administrative Agent (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership and management of the Collateral and (C) the sale of the Collateral as permitted hereunder, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) except as otherwise provided in Section 4.1(u)(v), form any Subsidiary or make any Investment in any other Person.

(b) Collateral Not to be Evidenced by Instruments. The Borrower will not take any action to cause any Loan that is not, as of the Closing Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the Collateral Agent, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, Substitution, Optional Sale, or other sale permitted hereunder or required under the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not divide or be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein, other than as permitted or required pursuant to this Agreement (including as provided in Section 4.1(u)(iii)) or the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement.

(e) Restricted Payments. The Borrower shall not make any Restricted Payments other than from amounts the Borrower receives in accordance with Section 2.7, or Section 2.8 or any other provision of any Transaction Document which expressly requires or permits payments to be made to or amounts to be reimbursed to the Borrower.

(f) Change of Location of Underlying Instruments. The Borrower shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments from the Collateral Agent’s offices set forth in Section 5.5(c), unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Trustee’s first priority perfected security interest (subject to Permitted Liens) continues in effect.

(g) ERISA Matters. Except as could not reasonably be expected to result in a Material Adverse Effect alone or in combination, the Borrower will not (a) engage in any prohibited transaction with respect to any plan sponsored or maintained by the Borrower for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make or permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate or permit any ERISA Affiliate to terminate any Pension Plan so as to result in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event with respect to a Pension Plan.

(h) Organizational Documents. The Borrower will not amend, modify, waive or terminate any provision of its organizational documents without the prior written consent of the Administrative Agent (provided that the Borrower shall be permitted to change its registered office without the consent of (but with no less than five (5) Business Days’ prior notice to) the Administrative Agent).

(i) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors (or agents on any Agented Loan) regarding payments to be made with respect to the Collateral to the General Collection Account, unless the Administrative Agent has consented to such change.

(i) Deposit of Collections. The Collateral Manager shall (and shall cause each of its Affiliates to) promptly, but in any event within two (2) Business Days after its receipt thereof, deposit into the Collection Account any Collections received by it and provide the related Obligor or, with respect to any ~~Closing Date~~Reinvestment Period DDTL Master Participation Interest ~~for which the Elevation Date has not yet occurred, the seller under the Closing Date Participation Agreement~~, the Equityholder, with instructions to remit payments directly to the Collection Account as required herein.

(j) Required Notices. The Collateral Manager will furnish to the Borrower and the Administrative Agent, promptly upon becoming aware thereof (and, in any event, within two (2) Business Days), notice of (1) any Collateral Manager Termination Event, (2) any Assigned Value Adjustment Event, (3) any Change of Control with respect to the Collateral Manager, (4) any other event or circumstance with respect to the Collateral Manager that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of any Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan”, (6) the occurrence of any default by an Obligor on any Loan in the payment of principal or interest, a financial covenant default or that would result in an Assigned Value Adjustment Event, (7) any change or amendment to the Collateral Manager Trust Agreement that would result in a Material Adverse Effect or (8) the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any Collateral.

(k) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Collateral Manager will provide to the Administrative Agent notice of any change in the accounting policies of the Collateral Manager that could reasonably be expected to result in a Material Adverse Effect.

(l) Loan Register. The Collateral Manager will maintain, or cause to be maintained, with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan. At any time a Noteless Loan is included in the Collateral, the Collateral Manager shall deliver to the Borrower, the Administrative Agent and the Collateral Agent a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Collateral Manager certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower, all of which information may be included in the applicable Borrowing Base Certificate.

(m) Acquisition and Disposition Requirements. Each discretionary or optional acquisition, disposition, substitution and repurchase of Loans will be undertaken in accordance with the Portfolio Acquisition and Disposition Requirements.

(n) Separation of Borrower’s Property. The Collateral Manager will ensure that all assets that are the property of the Borrower or are attributable to the Borrower which are delivered by the Borrower to the Collateral Manager shall be held or registered in the full name of the Borrower or are otherwise properly and clearly attributable to the Borrower in the records of the Collateral Manager.

(o) Compliance with Anti-Money Laundering and Anti-Corruption Laws. The Collateral Manager and any Subsidiary of the Collateral Manager shall: (i) comply with all applicable ~~Anti-Money-Laundering~~Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to achieve compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations with proceeds directly or, to its knowledge, indirectly derived from any activities in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(p) Sanctions. The Collateral Manager shall promptly, but no later than five (5) Business Days after becoming aware thereof, notify the Administrative Agent, the Collateral Agent and the Lenders in writing of any breach of any representation, warranty or covenant relating to Sanctions or Sanctioned Persons by itself or by the Borrowers.

Section 5.4 Negative Covenants of the Collateral Manager.

During the Covenant Compliance Period:

(a) Mergers, Acquisition, Sales, etc. The Collateral Manager will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement), in each case where such action would have a Material Adverse Effect.

(b) Change of Location of Underlying Instruments. The Collateral Manager shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments from the Collateral Agent’s offices set forth in Section 5.5(c), unless the Collateral Manager has given at least thirty (30) days’ written notice to the Administrative Agent and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(c) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change in its instructions to Obligors or agents of Agented Loans regarding payments to be made with respect to the Collateral to the General Collection Account, unless the Administrative Agent, the Collateral Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, have consented to such change.

capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.8(c), the Trustee shall give prompt notice to the Borrower, the Collateral Manager, the Collateral Agent and the Lenders that it has ceased to be eligible to be the Trustee.

Section 5.9 Negative Covenants of the Trustee.

During the Covenant Compliance Period:

(a) No Changes to Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Collateral Agent and Trustee Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

Section 5.10 Covenants of the Equityholder.

(a) Notice. Promptly after the knowledge or receipt of notice of a Responsible Officer of the Equityholder of the same, the Equityholder shall notify the Administrative Agent and the Borrowers if any representation or warranty set forth in Section 4.5 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. The Equityholder shall notify the Administrative Agent and the Borrowers in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of a Responsible Officer of the Equityholder which would render any of the said representations and warranties untrue as of such Funding Date.

(b) Negative Pledge. The Equityholder shall not permit any Person to have a Lien over any Capital Stock of any Borrower.

(c) Compliance with Anti-Money Laundering and Anti-Corruption Laws. The Equityholder, each Person directly or indirectly Controlled by the Equityholder and, to the knowledge of the Equityholder, each other Affiliate of the Equityholder shall: (i) comply with all applicable ~~Anti-Money-Laundering~~Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to achieve compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(xviii) with respect to each Loan included as part of the Collateral, make its loan records available for inspection by the Borrower or the Administrative Agent, upon reasonable advance notice, at the offices of the Collateral Manager during normal business hours;

(xix) direct the Collateral Agent to make payments pursuant to the instructions set forth in the latest Payment Date Statement in accordance with Section 2.7 and Section 2.8 and prepare such other reports as required to be prepared by the Collateral Manager pursuant to Section 6.8; and

(xx) direct the Collateral Agent to convert amounts denominated in any ~~Eligible~~Available Currency to any other ~~Eligible~~Available Currency for any permitted purpose hereunder.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Underlying Assets and under the Underlying Instruments as have been transferred to the Borrower with respect to the related Loan, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(b) In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Loans, Equity Securities or Permitted Investments, the Collateral Manager shall carry out any reasonable written directions of the Borrower for the purpose of preventing a breach of this Agreement or any other Transaction Document; provided that such directions are not inconsistent with any provision of this Agreement by which the Collateral Manager is bound or Applicable Law.

(c) In providing services hereunder, the Collateral Manager may, without the consent of any party but with prior written notice to each of the Borrower and the Administrative Agent, employ third parties, including, without limitation, its Affiliates, to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Borrower and to perform any of its duties hereunder; provided that no such written notice shall be required for a delegation of any duties of the Collateral Manager to the Collateral Management Service Provider or its employees or to the Collateral Agent in respect of collateral administration duties performed by the Collateral Agent hereunder; provided further, that such delegation of any of its duties hereunder or performance of services by any other Person shall not relieve the Collateral Manager of any of its duties or liabilities hereunder.

(d) The Collateral Manager assumes no responsibility under this Agreement other than to perform the Collateral Manager’s duties called for hereunder and under the terms of this Agreement applicable to the Collateral Manager, in good faith and, subject to the Collateral Manager Standard, shall not be responsible for any action of the Borrower or the Collateral Agent in following or declining to follow any advice, recommendation or direction of the Collateral Manager.

(d) Certificates; Other Information.

(i) The Collateral Manager on behalf of the Borrower shall furnish to the Borrower and to the Administrative Agent for distribution to each Lender, within ten (10) days after the end of each calendar month (calculated on the last day of the immediately preceding calendar month) and on each Funding Date pursuant to Section 2.2(b)(ii), a Borrowing Base Certificate showing each Borrowing Base as of such calculation date, certified as complete and correct by a Responsible Officer of the Collateral Manager. Each Borrowing Base Certificate delivered on a Reporting Date pursuant to this Section 6.8(d)(i) shall further include the Applicable Conversion Rate as of such date.

(ii) The Collateral Manager will provide the Borrower and the Equityholder with a monthly report regarding the Collateral and its activities hereunder in such form as they may mutually agree to be (A) calculated as of the last day of each calendar month and (B) delivered on or prior to the tenth (10th) calendar day of each month (or, if such date is not a Business Day, the immediately following Business Day).

(iii) The Collateral Manager shall furnish to the Administrative Agent for distribution to each Lender within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, commencing with the 2024 fiscal year, a report covering such fiscal year of a firm of independent certified public accountants of nationally recognized standing to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Collateral Manager and the Administrative Agent will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral, such Borrower, the Equityholder and the Collateral Manager, compared the information contained in the Borrowing Base Certificates and Payment Date Statements delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that the information and the calculations included in such Borrowing Base Certificates and Payment Date Statements were not determined or performed in accordance with the provisions of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

(ix) any failure of the Borrower or the Collateral Manager (on behalf of the Borrower) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or the Collateral Manager (on behalf of the Borrower) to perform its respective duties under any Collateral;

(x) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(xi) any action taken by the Borrower or the Collateral Manager (on behalf of the Borrower) in the enforcement or collection of any Collateral;

(xii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Assets or services that are the subject of any Collateral;

(xiii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) any repayment by the Administrative Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder which amount the Administrative Agent or another Secured Party believes in good faith is required to be repaid;

(xv) except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii) any failure by the Borrower to give reasonably equivalent value to the Seller or to the applicable third party transferor, in consideration for the transfer by the Seller or such third party to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement, the Sale Agreement or the ~~Closing Date~~Reinvestment Period DDTL Participation Agreement; or

(xix) the failure of the Borrower or any of its agents or representatives to remit to the Collateral Manager (on behalf of the Borrower) or the Collateral Agent, Collections on the Collateral remitted to the Borrower, the Collateral Manager (on behalf of the Borrower) or any such agent or representative as provided in this Agreement.

Annex B

Lender	Commitment
Wells Fargo Bank, National Association	$	~~375,000,000~~425,000,000
Bank of America, N.A.	$	~~275,000,000~~325,000,000

Annex B to LSA